Exhibit 10.15

RXR HB OWNER LLC,

                                                      Landlord

TO

Y-MABS THERAPEUTICS, INC.,

                                                Tenant

Lease

Dated as of January 10th, 2018

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6.05	Damages	35
6.06	Other Remedies	36
6.07	Right to Injunction	36
6.08	Certain Waivers	36
6.09	No Waiver	36
6.10	Holding Over	36
6.11	Attorneys’ Fees	37
6.12	Nonliability and Indemnification	37

ARTICLE 7 INSURANCE; CASUALTY; CONDEMNATION		38

7.01	Compliance with Insurance Standards	38
7.02	Tenant’s Insurance	38
7.03	Subrogation Waiver	39
7.04	Condemnation	39
7.05	Casualty	41

ARTICLE 8 MISCELLANEOUS PROVISIONS		42

8.01	Notice	42
8.02	Building Rules	42
8.03	Severability	42
8.04	Certain Definitions	43
8.05	Quiet Enjoyment	43
8.06	Limitation of Landlord’s Personal Liability	43
8.07	Counterclaims	43
8.08	Survival	44
8.09	Certain Remedies	44
8.10	No Offer	44
8.11	Captions; Construction	44
8.12	Amendments	44
8.13	Brokers	44
8.14	Merger	45
8.15	Successors	45
8.16	Applicable Law	45
8.17	No Development Rights	45
8.18	Condominium	45
8.19	Embargoed Person	45
8.20	Counterparts	46
8.21	Tax Status of Beneficial Owner	47

ii

EXHIBITS

A	Omitted
B	Floor Plan
C	Building Rules and Regulations
D	Standard Cleaning Specifications
E	Landlord’s Work
F	Omitted
G	Form of Letter of Credit

iii

INDEX OF DEFINED TERMS

Definition	Where Defined

Additional Rent	Section 1.01
Affiliate	Section 5.01(c)
Alterations	Section 4.02(a)
Assignment Consideration	Section 5.05(b)
Base Operating Year	Section 1.01
Base Tax Amount	Section 2.02(a)
Base Tax Year	Section 1.01
Broker	Section 1.01
Building	Recitals
Business Days	Section 3.02(c)
Business Hours	Section 3.02(c)
Casualty	Section 7.05(a)
Commencement Date	Section 1.01
Control	Section 5.01(c)
Curing Party	Section 4.08
Declaration	Section 8.18
Embargoed Person	Section 8.19
Expiration Date	Section 1.01
Fixed Rent	Section 1.01
Fixtures	Section 4.03(a)
Holidays	Section 3.02(c)
Indemnified Party	Section 6.12(b)
Interest Rate	Section 4.08
Interim Electric Charge	Section 2.05(c)
KW	Section 2.05(b)
KWH	Section 2.05(b)
Land	Recitals
Landlord	Section 8.04(a), Introduction
Landlord Services	Section 3.01
Landlord shall have no liability to Tenant	Section 8.04(b)
Landlord’s Rate	Section 2.05(b)
Landlord’s Work	Section 4.01(a)
Laws	Section 4.06(a)
LC Date	Section 2.07(a)
Letter of Credit	Section 2.07(a)
Material Alteration	Section 4.02(a)
New Tenant	Section 6.10
Notice	Section 8.01
Other Sublease Considerations	Section 5.05(a)

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Permitted Use	Section 1.01
Premises	Section 1.01
Project	Recitals
Rent	Section 1.01
Rent Commencement Date	Section 1.01
Security Deposit	Section 1.01
Successor Landlord	Section 6.01(a)
Superior Lease	Section 6.01(a)
Superior Lessor	Section 6.01(a)
Superior Mortgage	Section 6.01(a)
Superior Mortgagee	Section 6.01(a)
Tax Payment	Section 2.02(d)
Tax Year	Section 2.02(c)
Taxes	Section 2.02(b)
Tenant	Introduction
Tenant’s Basic Cost	Section 5.05(a)
Tenant’s Offer Notice	Section 5.02(a)
Tenant’s Operating Share	Section 1.01
Tenant’s Property	Section 4.03(b)
Tenant’s Tax Share	Section 1.01
Term	Section 1.01
Transfer Notice	Section 5.03(a)
Unavoidable Delay	Section 8.04(c)

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LEASE, dated as of January 10th, 2018, between RXR HB OWNER LLC (“Landlord”), a Delaware limited liability company whose address is c/o RXR Realty LLC, 625 RXR Plaza, Uniondale, NY 11556, and Y-MABS THERAPEUTICS, INC. (“Tenant”), a Delaware corporation, whose address is 750 Third Avenue, New York, New York 10017, prior to the commencement of the Term, and thereafter Tenant’s address shall be that of the Building.

W I T N E S S E T H:

WHEREAS, Landlord is willing to lease to Tenant and Tenant is willing to hire from Landlord, on the terms hereinafter set forth, certain space in the office building located at 230 Park Avenue, New York, New York (the “Building”) on the land upon which the Building sits (the “Land”; the Land and the Building and all plazas, sidewalks and curbs adjacent thereto are collectively called the “Project”).

NOW, THEREFORE, Landlord and Tenant agree as follows:

ARTICLE 1

Basic Lease Terms; Demise; Use

1.01                        Basic Lease Terms.

PREMISES	A portion of the 33rd Floor of the Building, substantially as shown on Exhibit B, which Landlord and Tenant agree is conclusively deemed to contain 4,312 rentable square feet.

COMMENCEMENT DATE

The earlier to occur of (a) the date upon which Landlord’s Work is deemed to have been substantially completed in accordance with Exhibit E and the Premises are delivered to Tenant, and (b) the date Tenant (or any person claiming by, through or under Tenant) occupies any portion of the Premises for the conduct of business, or performs work therein, if earlier.

RENT COMMENCEMENT DATE	The first day succeeding the Abatement Period.

ABATEMENT PERIOD

The period commencing on the Commencement Date and ending on the earlier to occur of (i) the occurrence of an Event of Default by Tenant hereunder, and (ii) the date which is 380 days immediately following the Commencement Date.

EXPIRATION DATE	The last day of the calendar month in which the day preceding the 5th anniversary of the Rent Commencement Date occurs, as the same may be extended pursuant to Article 9.

TERM	The period commencing on the Commencement Date and ending, unless sooner terminated as herein provided or at law, on the Expiration Date.

PERMITTED USE	Executive, administrative and general offices.

BASE TAX YEAR	The Tax Year commencing on July 1, 2018.

BASE TAX AMOUNT	The sum of the Taxes payable for the Tax Year commencing on July 1, 2018 and ending on June 30, 2019.

BASE OPERATING YEAR	Calendar year 2018.

TENANT’S TAX SHARE	0.3122%.

TENANT’S OPERATING SHARE	0.3197%.

FIXED RENT	For the period commencing on the Commencement Date and ending on the Expiration Date, the rate of $384,846.00 per annum payable in equal monthly installments of $32,070.50.

ADDITIONAL RENT	Tax Payments, Operating Payments and all other sums of money, other than Fixed Rent, at any time payable by Tenant under this Lease, all of which Additional Rent shall be deemed to be rent.

RENT	Fixed Rent and Additional Rent, collectively.

SECURITY DEPOSIT	$128,282.00

BROKER	RXR Property Management LLC

All capitalized terms used in the text of this Lease without definition are defined in this Section 1.01.

1.02        Lease of Premises. Subject to the terms and conditions of this Lease, Landlord hereby leases the Premises to Tenant and Tenant hereby hires the Premises from Landlord, for the Term.

1.03        Use. The Premises shall be used and occupied by Tenant (and its permitted subtenants) solely for the Permitted Use (including such ancillary uses in connection therewith as shall be reasonably required by Tenant in the operation of its business and are customarily permitted by landlords, and engaged in by tenants, in first class office buildings in midtown Manhattan); provided, that in no event shall the Premises be used for any of the following: (a) a banking, trust company, or safe deposit business, in each case open for business to the general public, (b) a savings bank, a savings and loan association, or a loan company, in each case open for business to the general public, (c) the sale of travelers’ checks and/or foreign exchange, in each case open for business to the general public, (d) a stock brokerage office whose business involves off-the-street retail sales to the general public, (e) a restaurant, bar or for the sale of food or beverages, (f) photographic reproductions and/or offset printing, (g) an employment or travel agency, (h) a school or classroom, (i) medical or psychiatric offices, (j) conduct of an auction, (k) gambling activities, (1) conduct of obscene, pornographic or similar disreputable activities, (m) offices of an agency, department or bureau of the United States Government, any state or municipality within the United States or any foreign government, or any political subdivision of any of them, (n) offices of any charitable, religious, union or other not-for-profit organization, (o) offices of any tax exempt entity within the meaning of Section 168(h)(2) of the Internal Revenue Code of 1986, as amended, or any successor or substitute statute, or rule or regulation applicable thereto, or (p) for any use which is prohibited under an existing lease for space in the Building. The Premises shall not be used for any purpose which would tend to lower the first-class character of the Building, create unreasonable or excessive elevator or floor loads, impair or interfere with any of the Building operations or the proper and economic heating, ventilation, air-conditioning, cleaning or other servicing of the Building, constitute a public or private nuisance, interfere with, annoy or disturb any other tenant or Landlord, or impair the appearance or value of the Building

ARTICLE 2

Rent

2.01        Fixed Rent. Fixed Rent shall be payable by Tenant in advance on the Commencement Date and on or before the first day of each calendar month thereafter; provided, that Tenant shall pay, upon the execution and delivery of this Lease by Tenant, $32,070.50 to be applied against the first full monthly installment of Fixed Rent; and provided further, that if the Commencement Date is not the first day of a month, then Fixed Rent for the month in which the Commencement Date occurs shall be prorated and paid on the Commencement Date. Notwithstanding anything to the contrary contained above, provided Tenant is not in default beyond applicable notice, grace and cure periods under the terms of this Lease at any time during the Abatement Period, then Tenant shall not be required to pay Fixed Rent accruing during the Abatement Period. If during the initial term of this Lease an Event of Default shall occur and Landlord terminates the Lease as a result thereof then this Section 2.01 shall be deemed null and void and the unamortized portion of such abated rent hereunder shall immediately be paid by Tenant to Landlord.

2.02        Tax Payments. (a) “Base Tax Amount” is defined in Article 1 above.

(b)           “Taxes” means (i) the real estate taxes, vault taxes, assessments and special assessments levied, assessed or imposed upon or with respect to the Project by any federal, state, municipal or other government or governmental body or authority, including, without limitation, dues, levies or charges paid to any business improvement district or similar organization or to any entity on behalf of such an organization (“BID Taxes”), (ii) all taxes assessed or imposed with respect to the rentals payable under this Lease other than general income and gross receipts taxes; provided, that any such tax shall exclude Commercial Rent or Occupancy Taxes imposed pursuant to Title 11, Chapter 7 of the New York City Administrative Code so long as such tax is required to be paid by Tenants directly to the taxing authority and (iii) any expenses incurred by Landlord in contesting such taxes or assessments and/or the assessed value of the Project, which expenses shall be allocated to the Tax Year to which such expenses relate. If at any time the method of taxation shall be altered so that in lieu of or as an addition to or as a substitute for, the whole or any part of such real estate taxes, assessments and special assessments now imposed on real estate, there shall be levied, assessed or imposed (x) a tax, assessment, levy, imposition, fee or charge wholly or partially as a capital levy or otherwise on the rents received therefrom, or (y) any other such substitute tax, assessment, levy, imposition, fee or charge, including without limitation, business improvement district and transportation taxes, fees and assessments, then all such taxes, assessments, levies, impositions, fees or charges or the part thereof so measured or based shall be included in “Taxes”. If the owner, or lessee under a Superior Lease, of all or any part of the Building and/or the Land is an entity exempt from the payment of taxes described in clauses (i) and (ii), there shall be included in “Taxes” the taxes described in clauses (i) and (ii) which would be so levied, assessed or imposed if such owner or lessee were not so exempt and such taxes shall be deemed to have been paid by Landlord on the dates on which such taxes otherwise would have been payable if such owner or lessee were not so exempt. Except as permitted in this Section 2.02(b), “Taxes” shall not include any franchise, capital stock or transfer tax.

(c)           “Tax Year” means each period of 12 months, commencing on the first day of July of each such period, in which occurs any part of the Term, or such other period of 12 months occurring during the Term as hereafter may be adopted as the fiscal year for real estate tax purposes of the City of New York.

(d)           If Taxes for any Tax Year, including the Tax Year in which the Commencement Date occurs, shall exceed the Base Tax Amount, Tenant shall pay to Landlord (each, a “Tax Payment”) within ten (10) days after demand, Tenant’s Tax Share of the amount by which Taxes for such Tax Year are greater than the Base Tax Amount. Landlord may furnish to Tenant, prior to the commencement of each Tax Year, a statement setting forth Landlord’s reasonable estimate of the Tax Payment for such Tax Year, and in such event, Tenant shall pay to Landlord on the first day of each month during such Tax Year, an amount equal to 1/12th of Landlord’s estimate of the Tax Payment for such Tax Year. If Landlord shall not furnish any such estimate for a Tax Year or if Landlord shall furnish any such estimate for a Tax Year subsequent to the commencement thereof, then (i) until the first day of the month following the month in which such estimate is furnished to Tenant, Tenant shall pay to Landlord on the first day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section 2.02(d) in respect of the last month of the preceding Tax Year; (ii) after such estimate is furnished to Tenant, Landlord shall notify Tenant whether the installments of the Tax Payment previously made for such Tax Year were greater or less than the installments of the Tax Payment to be made in accordance with such estimate, and (x) if there is a deficiency, Tenant shall pay the amount thereof within 10 days after demand therefor, or (y) if there is an overpayment, Landlord shall refund to Tenant the amount thereof, provided no Event of Default then exists; and (iii) on the first day of the month following the month in which such estimate is furnished to Tenant and monthly thereafter throughout such Tax Year, Tenant shall pay to Landlord an amount equal to 1/12th of the Tax Payment shown on such estimate. Landlord may, during each Tax Year, furnish to Tenant a revised statement of Landlord’s estimate of the Tax Payment for such Tax Year, and in such case, the Tax Payment for such Tax Year shall be adjusted and paid or refunded as the case may be, substantially in the same manner as provided in the preceding sentence. After the end of each Tax Year Landlord shall furnish to Tenant a statement of Tenant’s Tax Payment for such Tax Year (and shall endeavor to do so within 180 days after the end of each Tax Year). If such statement shall show that the sums paid by Tenant, if any, under this Section 2.02(d) exceeded the Tax Payment to be paid by Tenant for the applicable Tax Year, Landlord shall refund to Tenant the amount of such excess; and if such statement shall show that the sums so paid by Tenant were less than the Tax Payment to be paid by Tenant for such Tax Year, Tenant shall pay the amount of such deficiency within 10 days after demand therefor. If there shall be any increase in the Taxes for any Tax Year, whether during or after such Tax Year, or if there shall be any decrease in the Taxes for any Tax Year, the Tax Payment for such Tax Year shall be appropriately adjusted and paid or refunded, as the case may be, in accordance herewith. In no event, however, shall Taxes be reduced below the Base Tax Amount.

(e)          If Landlord shall receive a refund of Taxes for any Tax Year in which Taxes exceeded the Base Tax Amount, Landlord shall pay to Tenant Tenant’s Tax Share of the net refund (after deducting from such refund the costs and expenses of obtaining the same, including, without limitation, appraisal, accounting and legal fees, to the extent that such costs and expenses were not included in the Taxes for such Tax Year); provided, that such payment to Tenant shall in no event exceed Tenant’s Tax Payment paid for such Tax Year.

(f)          If the Taxes comprising the Base Tax Amount are reduced as a result of an appropriate proceeding or otherwise, the Taxes as so reduced shall for all purposes be deemed to be the Base Tax Amount and Landlord shall notify Tenant of the amount by which the Tax Payments previously made were less than the Tax Payments required to be made under this Section 2.02, and Tenant shall pay the deficiency within 10 days after demand therefor.

2.03        Operating Payments.

(a)         “Operating Expenses” shall mean any or all expenses incurred by Landlord in connection with the operation, maintenance, management and repair of the Building, including all expenses incurred as a result of Landlord’s compliance with any of its obligations hereunder and such expenses shall include: (i) salaries, wages, medical, surgical and general welfare benefits (including group life insurance), pension payments and other fringe benefits of employees of Landlord engaged in the operation and maintenance of the Building; (ii) payroll taxes, worker’s compensation, uniforms and dry cleaning for the employees referred to in subdivision (i); (iii) the cost of all building and cleaning supplies for the Building and charges for telephone for the Building; (iv) the cost of all charges for management, security, cleaning and service contracts for the Building and fire and police protection and other security services; (v) the cost of rentals of capital equipment designed to result in savings or reductions in Operating Expenses, (vi) the cost incurred which are non-capital expenditures, in connection with the maintenance and repair of the Building; (vii) expenditures for capital repairs, improvements and replacements (1) which under generally accepted accounting principles as applied to real estate practice are expensed or regarded as deferred expenses, or (2) which are required by any law or insurance requirement, or (3) which are designed to result in a saving in the amount of Operating Expenses, in any of such cases the cost thereof shall be included in Operating Expenses for the Operating Year in which the costs are incurred and subsequent Operating Years, amortized on a straight line basis, over the useful life thereof as determined in accordance with generally accepted accounting principles consistently applied (except that, with respect to a capital improvement which is of the type specified in clause (3), such cost shall be amortized over such period of time as Landlord reasonably estimates such savings in Operating Expenses will equal Landlord’s cost for such capital improvement but in no event in excess of the amount of savings actually realized in any Operating Year), with an interest factor in any of such cases equal to the Interest Rate (as hereinafter defined) at the time Landlord incurred said expenditure, (viii) costs incurred in keeping the Building supervised, drained, reasonably free of snow, ice, rubbish and other obstructions; (ix) costs incurred for the maintenance of any and all fire protection systems servicing the Building; (x) trash removal costs; (xi) the rental value of Landlord’s Building office and any other premises in the Building utilized by the personnel of either Landlord, Landlord’s Affiliates or Landlord’s contractors, in connection with the repair, replacement, maintenance, operation and/or security thereof, and all office expenses, such as telephone, utility, stationery and similar expenses incurred in connection therewith; (xii) the cost of all interior and exterior landscaping and all temporary exhibitions located at or within the Project, (xiii) management fees; and (xiv) all other fees, costs, charges and expenses properly allocable to the repair, replacement, maintenance, operation and/or security of the Project, in accordance with then prevailing customs and practices of the real estate industry in the Borough of Manhattan, City of New York. Landlord may use related or affiliated entities to provide services (including management services) or furnish materials for the Building provided such entities charge competitive rates based on an arms-length transaction. Provision in this lease for an expense to be Landlord’s cost or expense (or sole cost or expense) shall not affect the inclusion thereof, to the extent provided above, in Operating Expenses. Operating Expenses shall exclude or have deducted from them, as the case may be, and as shall be appropriate:

1.                                      leasing and brokerage commissions in connection with leases of space in the Building;

2.                                      the cost of any electricity furnished to the Premises or any other space leased in the Building;

3.                                      any cost to the extent Landlord is reimbursed therefor out of insurance proceeds or otherwise (other than by means of operating expense reimbursement provisions contained in the leases of other Tenants);

4.                                      advertising and promotional expenditures and any other expense incurred in connection with the renting of space;

5.                                      depreciation of the Building, equipment or other improvements;

6.                                      mortgage or other interest and/or debt service; ground rents or any other payments under any superior leases;

7.                                      Taxes;

8.                                      lease takeover costs and related expenses;

9.                                      the cost of performing work or furnishing services to or for any tenant other than Tenant, at Landlord’s expense, to the extent such work or service is materially in excess of any work or service Landlord is obligated to provide to Tenant or generally to other tenants in the Building at Landlord’s expense;

10.                               Insurance Expenses; and

11.                               Utility Expenses.

(b)                                 “Insurance Expenses” shall mean any or all expenses incurred by Landlord in connection with insurance for the Project, including insurance against damage or loss to the Project from such hazards as Landlord shall determine, including insurance covering loss of rent attributable to any such hazards, casualty, fidelity, liability insurance, rent loss insurance, terrorism and environmental and other Project insurance coverages.

(c)                                  “Utility Expenses” shall mean any or all expenses incurred by Landlord in connection with steam, heat, ventilation, air conditioning, gas, water (including sewer rental), electricity and all other utilities furnished to the Building and/or used in the operation of all of the service facilities of the Project (including applicable taxes fees, and charges) and not paid for directly by tenants (other than pursuant to a similar operating expense provision).

If during all or part of the Base Operating Year or any other Operating Year, Landlord shall not furnish any particular item(s) of work or service (which would otherwise constitute an Operating Expense, Insurance Expense or Utility Expense hereunder) to office portions of the Building due to the fact that (i) such portions are not occupied or leased, (ii) such item of work or service is not required or desired by the tenant of such portion, or (iii) such tenant is itself obtaining and providing such item of work or service, then, for the purposes of computing Operating Expenses, Insurance Expenses and Utility Expenses, the amount for such item and for such period shall be deemed to be increased by an amount equal to the additional costs and expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such item of work or services to such portion of the Building or to such tenant. In addition, in determining the amount of Operating Expenses for the Base Operating Year and any other Operating Year, if less than 100% of the Building rentable area is occupied by tenants at any time during the Base Operating Year or any other Operating Year, Operating Expenses for such Operating Year shall be an amount equal to the like expenses which would normally be expected to be incurred had such occupancy been 100% throughout the Operating Year, in question, subject to the adjustment set forth above in this paragraph.

(d)                                 “Base Operating Year” shall have the meaning ascribed to it be in Article 1 above.

(e)                                  “Insurance Expense Base” shall mean Insurance Expenses for the Base Operating Year.

(f)                                   “Operating Expense Base” shall mean Operating Expenses for the Base Operating Year.

(g)                                  “Operating Year” shall mean each calendar year during the Term hereof.

(h)                                 “Tenant’s Projected Share of Insurance Expenses” shall mean Landlord’s estimate of Tenant’s Insurance Expense Payment (as hereinafter defined), if any, for the ensuing Operating Year divided by twelve (12) and payable monthly by Tenant to Landlord as Additional rent.

(i)                                     “Tenant’s Projected Share of Operating Expenses” shall mean Landlord’s estimate of Tenant’s Operating Payment (as hereinafter defined), if any, for the ensuing Operating Year divided by twelve (12) and payable monthly by Tenant to Landlord as Additional rent.

(j)                                    “Tenant’s Projected Share of Utility Expenses” shall mean Landlord’s estimate of Tenant’s Utility Expense Payment (as hereinafter defined), if any, for the ensuing Operating Year divided by twelve (12) and payable monthly by Tenant to Landlord as Additional rent.

(k)                                 “Tenant’s Operating Share” shall have the meaning ascribed to it be in Article 1 above.

(I)                                   “Utility Expense Base” shall mean Utility Expenses for the Base Operating Year.

(m)                             After the expiration of the Base Operating Year, Landlord shall furnish Tenant a statement setting forth the aggregate amount of the Operating Expenses, Insurance Expenses and Utility Expenses for the Base Operating Year. After the expiration of each Operating Year after the Base Operating Year, Landlord shall furnish Tenant a statement setting forth the aggregate amount of the Operating Expenses, Insurance Expenses and Utility Expenses for such Operating Year. The statement furnished under this Section 2.03 is hereinafter referred to as an “Operating Statement.”

(n)                                 If (a) the Operating Expenses for any Operating Year shall be more than the Operating Expense Base, and/or (b) the Insurance Expenses for any Operating Year shall be more than the Insurance Expense Base, and/or (c) the Utility Expenses for any Operating Year shall be more than the Utility Expense Base, Tenant shall pay, as Additional Rent for such Operating Year, an amount equal to Tenant’s Operating Share of the amount by which the (x) Operating Expenses for such Operating Year are greater than the Operating Expense Base (the “Operating Payment”), and (y) Insurance Expenses for such Operating Year are greater than the Insurance Expense Base (the “Insurance Expense Payment”), and (z) Utility Expenses for such Operating Year are greater than the Utility Expense Base (the “Utility Expense Payment”). The Operating Payment, Insurance Expense Payment and Utility Expense Payment shall be prorated, if necessary, to correspond with that portion of an Operating Year occurring within the term of this lease. The Operating Payment, Insurance Expense Payment and Utility Expense Payment shall be payable by Tenant within fifteen (15) days after receipt of the Operating Statement.

(o)                                 Commencing with the first Operating Year after the Base Operating Year and each Operating Year thereafter, Tenant shall pay to Landlord as Additional Rent for the then Operating Year, Tenant’s Projected Share of Operating Expenses, Tenant’s Projected Share of Insurance Expenses and Tenant’s Projected Share of Utility Expenses. If the Operating Statement furnished by Landlord to Tenant at or after the end of the then Operating Year shall indicate that (a) Tenant’s Projected Share of Operating Expenses exceeded the Operating Payment, (b) Tenant’s Projected Share of Insurance Expenses exceeded the Insurance Expense Payment, and/or (c) Tenant’s Projected Share of Utility Expenses exceeded the Utility Expense Payment, and Tenant is not in breach or default of its obligation to pay any fixed rent or Additional Rent and no Event of Default then exists, then Landlord shall, at Landlord’s option, either (x) pay the amount of excess directly to Tenant within thirty (30) days after Landlord furnishes the Operating Statement to Tenant or (y) permit Tenant to credit the amount of such excess against the subsequent payment of fixed rent or the Tenant’s Projected Share of Operating Expenses, Tenant’s Projected Share of Insurance Expenses or Tenant’s Projected Share of Utility Expenses due hereunder, as of the case may be, for the excess payment in question (less any other rent amounts then due Landlord), and; if such Operating Statement furnished by Landlord to Tenant hereunder shall indicate that the Operating Payment exceeded Tenant’s Projected Share of Operating Expenses, and/or the Insurance Expense Payment exceeded Tenant’s Projected Share of Insurance Expenses for the then Operating Year and/or the Utility Expense Payment exceeded Tenant’s Projected Share of Utility Expenses for the then Operating Year, Tenant shall pay the amount of such excess to Landlord within fifteen (15) days after Landlord furnishes such Operating Statement to Tenant.

(p)                                 Anything in this Section 2.03 to the contrary notwithstanding, in the event that any Superior Mortgagee or Superior Lessor (as such terms are defined in Section  6.01 hereof) shall require advance payments from Landlord on account of Operating Expenses, Insurance Expenses and/or Utility Expenses, then Tenant will pay Tenant’s Proportionate Operating Share of any amounts on account of Operating Expenses, Insurance Expenses and Utility Expenses required to be paid or deposited in advance by Landlord to or with the holder of the superior mortgage or the lessor of the superior lease. Any payments to be made by Tenant under this Section 2.03(p) shall be made at least thirty (30) days prior to the date Landlord is required to make such payments to the holder of the superior mortgage or the lessor of the superior lease.

(q)                                 Any accounting by Landlord respecting Operating Expenses, Insurance Expenses and/or Utility Expenses pursuant to this Section 2.03 shall be binding and conclusive upon Tenant unless within ninety (90) days after the giving by Landlord of the applicable accounting statement Tenant shall notify Landlord that Tenant disputes the correctness of such accounting, specifying the particular respects in which the accounting is claimed to be incorrect. Tenant may, at Tenant’s sole cost and expense, undertake an audit of such of Landlord’s books as are directly relevant to the Operating Expense, Insurance Expense and/or Utility Expense accounting for the Operating Year in question, provided and on condition that (i) Tenant is not in breach or default of its obligation to pay any fixed rent or additional rent and no Event of Default then exists, (ii) Tenant has made all payments of Tenant’s Share of Operating Expenses, Tenant’s Share of Insurance Expenses and Tenant’s Share of Utility Expenses billed or invoiced by Landlord as of the date of the audit, (iii) the audit is performed by an independent “Big Four” Certified Public Accounting firm reasonably approved by Landlord and whose fee or other compensation is fixed by contract and is in no manner computed or determined based upon the results of the audit, (iv) both Tenant and its designated Certified Public Accountants execute and deliver to Landlord a confidentiality agreement in form and substance reasonably acceptable to Landlord whereby such parties expressly agree to maintain the results of such audit in strict confidence, and (v) such audit is commenced and completed and the results thereof delivered to Landlord within ninety (90) days following the date Landlord makes its books available to Tenant. If Tenant fails to timely deliver a dispute notice to Landlord within the requisite ninety (90) day period, or fails to complete its audit and deliver the results thereof to Landlord within such ninety (90) day period, then, in either of such events, Landlord’s accounting shall be binding and conclusive upon Tenant for all purposes of this Lease. If such dispute has not been settled by mutual agreement of the parties, either party may submit the dispute to arbitration in accordance with the commercial arbitration rules of the American Arbitration Association within sixty (60) days after the date Tenant delivers the results thereof to Landlord. The decision of the arbitrators shall be final and binding on Landlord and Tenant and judgment thereon may be entered in any court of competent jurisdiction. Pending resolution by agreement or arbitration, Tenant shall make all payments shown by such accounting, without prejudice to Tenant’s position.

(r)                                                  Landlord’s failure during the lease term to prepare and deliver any of the demands, tax bills, notices of assessment, statements, other notices or other bills set forth in Sections 2.02 or Section 2.03, or Landlord’s failure to make a demand, shall not in any way cause Landlord to forfeit or surrender its rights to collect any of the foregoing items of Additional Rent which may have become due during the term of this lease, unless such failure continues for more than three (3) years after the expiration of the applicable Operating Year or Tax year, in question, without the need for follow-up or additional information or statement modifications being needed as a result of new information, mistakes in or changes to any such prior information or statements provided.

(s)                                                 Tenant shall pay to Landlord as Additional Rent, any occupancy tax or rent tax imposed, levied or assessed by any laws and/or requirements of public authorities, whether now in effect or hereafter enacted, if payable by Landlord in the first instance or hereafter required to be paid by Landlord based upon Tenant’s occupancy of the Premises; provided, however, that Tenant shall not be required to pay any income, franchise, profits or similar taxes personal to Landlord, except as otherwise provided in Section 2.02 hereof.

2.04   Tax and Operating Provisions. (a) In any case provided in Section 2.02  or 2.03 in which Tenant is entitled to a refund, Landlord may, in lieu of making such refund, credit against future installments of Rent any amounts to which Tenant shall be entitled. Nothing in this Article 2 shall be construed so as to result in a decrease in the Fixed Rent. If this Lease shall expire before any such credit shall have been fully applied, then (provided Tenant is not in default under this Lease) Landlord shall refund to Tenant the unapplied balance of such credit, provided no Event of Default then exists.

(b)                                               Except as expressly provided in Section 2.03(r) above, Landlord’s failure to render or delay in rendering a Landlord’s Statement with respect to any Operating Year or any component of the Operating Payment shall not prejudice Landlord’s right to thereafter render a Landlord’s Statement with respect to any such Operating Year or any such component, nor shall the rendering of a Landlord’s Statement for any Operating Year prejudice Landlord’s right to thereafter render a corrected Landlord’s Statement for such Operating Year. Landlord’s failure to render or delay in rendering any statement with respect to any Tax Payment or installment thereof shall not prejudice Landlord’s right to thereafter render such a statement, nor shall the rendering of a statement for any Tax Payment or installment thereof prejudice Landlord’s right to thereafter render a corrected statement therefor.

(c)                                                Landlord and Tenant confirm that the computations under this Article 2 are intended to constitute a formula for agreed rental escalation and may or may not constitute an actual reimbursement to Landlord for Taxes and other costs and expenses incurred by Landlord with respect to the Project. If the Building shall be condominiumized, then Tenant’s Operating Payments and Tax Payments shall, if necessary, be equitably adjusted such that Tenant shall thereafter continue to pay the same share of the Taxes and Operating Expenses of the Building as Tenant would pay in the absence of such condominiumization.

(d)                                               Each Tax Payment in respect of a Tax Year, and each Operating Payment in respect of an Operating Year, which begins prior to the Commencement Date or ends after the expiration or earlier termination of this Lease, and any tax refund pursuant to Section

2.02(e), shall be prorated to correspond to that portion of such Tax Year or Operating Year occurring within the Term. Notwithstanding the foregoing, no such Tax Payment or Operating Payment, Insurance Payment or Utility Expense Payment shall be due prior to the first anniversary of the Commencement Date.

2.05   Electric Charges.    (a)   Tenant’s demand for, and consumption of, electricity serving the Premises shall be determined by meter or meters installed (or, if existing, retrofitted) by Landlord. Tenant shall pay for such electric consumption from and after the Commencement Date within 15 days after rendition of bills therefor, which bills shall be rendered by or on behalf of Landlord separately for each meter.

(b)                                               The amount payable by Tenant per “KW” and “KWH” for electricity consumed within the Premises shall be 107% of the amount (as adjusted from time to time, “Landlord’s Rate”) at which Landlord from time to time purchases each KW and KWH of electricity for the same period from the utility company and/or alternate providers (including, without limitation, all surcharges, taxes, fuel adjustments, market supply and market adjustment charges, taxes passed on to consumers by the public utility, and other sums payable in respect thereof), plus all surcharges, taxes and other sums payable in respect of Landlord’s sale of electricity to Tenant.

(c)                                                If the Commencement Date shall occur prior to the installation of meters in the Premises, then Tenant shall pay $3.50 ($1.50 during the period of Tenant’s construction of Tenant’s Initial Work to the Premises) per rentable square foot of space in the Premises per annum (the “Interim Electric Charge”), on account of Tenant’s use of electricity in the Premises for the period commencing on the Commencement Date and ending on the date that the meters measuring Tenant’s consumption of electricity in the Premises are installed and are operational. The Interim Electric Charge shall be paid by Tenant monthly within 10 days after submission of a bill therefor.

(d)                                               At Landlord’s option, Landlord shall furnish and install all replacement lighting, tubes, lamps, bulbs and ballasts required in the Premises, and Tenant shall pay to Landlord or its designated contractor upon demand Landlord’s then established reasonable charges therefor.

2.06   Manner of Payment.   Tenant shall pay all Rent as the same shall become due and payable under this Lease (a) in the case of Fixed Rent and recurring Additional Rent, by wire transfer of immediately available federal funds as directed by Landlord, and (b) in the case of all other sums, either by wire transfer as aforesaid or by check (subject to collection) drawn on a bank that clears through The Clearing House Payments Company L.L.C., in each case at the times provided herein without notice or demand and without setoff or counterclaim. All Rent shall be paid in lawful money of the United States to Landlord at its office or such other place as Landlord may from time to time designate. If Tenant fails timely to pay any Rent by the due date thereof, then (A) Tenant shall pay interest thereon from the date when such Rent became due to the date of Landlord’s receipt thereof at the lesser of (i) 1% per month and (ii) the maximum rate permitted by law and (B) Tenant shall pay a monthly late charge equal to five (5%) of said outstanding amount for each such month not paid, until the outstanding Rent has been fully paid, provided however, no such interest and late payment charge shall accrue on the first such late payment of Rent in a twelve (12) month period if same is paid within five (5) days after its due date. Any Additional Rent for which no due date is specified in this Lease shall be due and payable on the 10th day after the date of invoice. All bills, invoices and statements rendered to Tenant with respect to this Lease shall be binding and conclusive on Tenant.

2.07   Security.   (a)   Tenant shall deliver to Landlord upon execution hereof by Tenant, as security for the performance of Tenant’s obligations under this Lease, either an unconditional, clean, irrevocable letter of credit in the amount of $128,282.00 (“Security Deposit Amount”) in the form annexed hereto as Exhibit G and issued by a bank reasonably satisfactory to Landlord (the “Letter of Credit”) or a cash security deposit by certified check or wire transfer in the amount of the Security Deposit Amount (the “Cash Security”). The Letter of Credit shall provide that it is assignable by Landlord without charge and shall either (i) expire on the date which is 60 days after the expiration or earlier termination of this Lease (the “LC Date”) or (ii) be automatically self-renewing until the LC Date. If any Letter of Credit is not renewed at least 60 days prior to the expiration thereof or if Tenant holds over in the Premises without the consent of Landlord after the expiration or termination of this Lease, Landlord may draw upon the Letter of Credit and hold the proceeds thereof as security for the performance of Tenant’s obligations under this Lease. Landlord may draw on the Letter of Credit (or the proceeds thereof) and/or the Cash Security to remedy defaults by Tenant in the payment or performance of any of Tenant’s obligations under this Lease (including, without limitation, (i) any sum which Landlord may expend or may be required to expend by reason of Tenant’s default, and/or (ii) any damages to which Landlord is entitled pursuant to this Lease, whether such damages accrue before or after summary proceedings or other reentry by Landlord). If Landlord shall have so drawn upon the Letter of Credit (or the proceeds thereof) and/or Cash Security, Tenant shall, within five (5) days of demand, deposit with Landlord a sum equal to the amount so drawn by Landlord. The failure to make such deposit within such five (5) day period shall be deemed an Event of Default hereunder. Landlord shall not be required to deposit the Cash Security into an interest bearing account.

(b)                                               Provided Tenant is not in default under this Lease and Tenant has surrendered the Premises to Landlord in accordance with all of the terms and conditions of this Lease, on or before the LC Date: (i) Landlord shall return to Tenant the Letter of Credit (or the proceeds thereof) and/or Cash Security then held by Landlord or (ii) if Landlord shall have drawn upon such Letter of Credit (or the proceeds thereof) and/or Cash Security to remedy defaults by Tenant in the payment or performance of any of Tenant’s obligations under this Lease, Landlord shall return to Tenant that portion, if any, of the proceeds of the Letter of Credit and/or Cash Security remaining in Landlord’s possession.

(c)                                                Upon a sale or other transfer of the Land or the Building (or both), Landlord shall transfer the Letter of Credit or the cash proceeds and/or Cash Security to its transferee. With respect to the Letter of Credit, within 5 days after notice of such transfer, Tenant, at its sole cost, shall (if required by Landlord) arrange for the transfer of the Letter of Credit to the new landlord, as designated by Landlord in the foregoing notice or have the Letter of Credit reissued in the name of the new landlord. Upon such transfer of the Security Deposit, Tenant shall look solely to the new landlord for the return of the Security Deposit (or remaining portion thereof) and thereupon Landlord shall without any further agreement between the parties be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment made of the Security Deposit to a new landlord. Tenant shall not assign or encumber or attempt to assign or encumber the Security Deposit and neither Landlord nor its successors or assigns shall be bound by any such action or attempted assignment, or encumbrance.

ARTICLE 3

Landlord Covenants

3.01   Landlord Services. From and after the date that Tenant first occupies the Premises for the conduct of Tenant’s business, but not earlier than the Commencement Date, Landlord shall furnish Tenant with the following services (collectively, “Landlord Services”):

(a)                                               heat, ventilation and air-conditioning to the Premises during Business Hours on each Business Day and upon reasonable prior written request from Tenant, from 8:00 a.m. to 1:00 p.m. on Saturdays which are not a Holiday for reasonably comfortable occupancy of the Premises, subject to Tenant’s compliance with design conditions, including occupancy and electric load criteria established by Landlord during the applicable heating and cooling seasons as determined by Landlord from time to time (which heating season is from on or about October 16 to on or about May 14 and which cooling season is from on or about May 15 to on or about October 15); if Tenant shall require heat, ventilation or air conditioning services at any other times, Landlord shall use all reasonable efforts to furnish such service (i) in the case of a Business Day, upon receiving notice from Tenant by noon of such Business Day and (ii) in the case of a day other than a Business Day, upon receiving notice from Tenant by noon of the immediately preceding Business Day, and Tenant shall pay to Landlord upon demand Landlord’s then established charges therefor which, as of the date of this Lease are $515.00 per hour, subject to increase from time to time by Landlord, plus applicable sales tax; provided, that there shall be a minimum charge of 4 hours for any period of additional service that neither immediately precedes nor immediately follows the standard hours first set forth above in this Section 3.01(a);

(b)                                               (i) passenger elevator service to each floor of the Premises at all times during Business Hours on Business Days, with at least one passenger elevator subject to call at all other times, subject to Unavoidable Delay, repairs, and Building Rules and Regulations, and (ii) freight elevator and loading dock service to the Premises on a first come-first served basis (i.e., no advance scheduling) on Business Days from 8:00 a.m. to 5:00 p.m. (excluding a 1 hour lunch break), and on a reserved basis at all other times upon the payment of Landlord’s then established charges therefor which, as of the date of this Lease are $190.00 per hour, subject to increase from time to time by Landlord, plus applicable sales tax; provided, that there shall be a minimum charge of 4 hours for any period of additional service that neither immediately precedes nor immediately follows the standard hours first set forth above in this Section 3.01(b)(ii); Tenant’s use of all elevators shall be on a non-exclusive basis; notwithstanding anything to the contrary contained herein, Tenant shall not incur a charge for the first twelve (12) hours of overtime freight elevator use booked by Tenant or used by Tenant (if not so booked, but subject to a minimum four (4) hours of usage) for Tenant’s initial move-in to the Premises, subject to the Building rules and regulations related to such freight elevator use;

(c)                                                reasonable quantities of tepid and cold water to the floor(s) on which the Premises are located for core lavatory and cleaning purposes only; if Tenant requires water for any other purpose, Landlord shall furnish cold water at the Building core riser through a capped outlet located on the floor on which the Premises is located (within the core of the Building), and the cost of heating such water, as well as the cost of piping and supplying such water to the Premises, shall be paid by Tenant; Landlord may install and maintain, at Tenant’s expense, meters to measure Tenant’s consumption of water for such other purposes in which event Tenant shall reimburse Landlord on demand for the quantities of water shown on such meters, at Landlord’s cost therefor (including costs for sewer rents and taxes) plus 5%;

(d)                                               electric energy on a submetered basis through presently installed electric facilities for Tenant’s reasonable use of lighting and other electrical fixtures, appliances and equipment in the amount not to exceed 5 watts per usable square feet, on a connected load basis, or at Landlord’s sole discretion, at higher voltage providing equivalent capacity (exclusive of the base Building HVAC system); in no event shall Tenant’s consumption of electricity exceed the capacity of existing feeders to the Building or the risers or wiring serving the Premises, nor shall Tenant be entitled to any unallocated power available in the Building unless, in Landlord’s judgment (taking into account the then existing and future needs of other then existing and future tenants, and other needs of the Building), the same is available and necessary for Tenant’s use, and if Landlord shall provide any such additional power, Tenant shall pay Landlord upon demand its then established connection charge for each additional amp of power or portion thereof provided to the Premises and the cost of installing additional risers, meters, switches and related equipment necessary to provide such additional power;

(e)                                                cleaning services on Business Days in accordance with Exhibit D attached hereto. Tenant shall pay to Landlord on demand the costs incurred by Landlord for (i) extra cleaning work in the Premises required because of (A) carelessness, indifference, misuse or neglect on the part of Tenant, its subtenants or their respective employees or visitors, (B) interior glass partitions or an unusual quantity of interior glass surfaces, (C) non standard materials or finishes installed in the Premises and/or (D) the use of the Premises other than during Business Hours on Business Days, and (ii) removal from the Premises and the Building of any refuse of Tenant in excess of that ordinarily accumulated in business office occupancy, including, without limitation, kitchen and pantry refuse, or at times other than Landlord’s standard cleaning times. Notwithstanding the foregoing, Landlord shall not be required to clean any portions of the Premises used for preparation, serving or consumption of food or beverages (other than standard office cleaning to the extent part of Landlord’s base Building cleaning contract in small office type pantry areas), training rooms, trading floors, data processing or reproducing operations, private lavatories or toilets or other special purposes requiring greater or more difficult cleaning work than office areas and Tenant shall retain Landlord’s cleaning contractor at Tenant’s expense to perform such cleaning and any other cleaning services in excess of those provided for in Exhibit D. Landlord’s cleaning contractor shall have access to the Premises after 6:00 p.m. and before 8:00 a.m. and shall have the right to use, without charge therefor, all light, power and water in the Premises reasonably required to clean the Premises; and

(f)                                                 if requested by Tenant prior to occupancy of the Premises, in writing, an amount of condenser water that Landlord reasonably determines is available and adequate for customary office occupancy of the Premises not to exceed five(5) tons (“Maximum Capacity”) of condenser water for Tenant’s supplemental HVAC system. Tenant shall perform all necessary work and install all required equipment to permit Tenant to tap into Landlord’s condenser water riser on the floor on which the Premises is located. Tenant shall pay to Landlord a fee of $1,500 per tap and all connection costs and shall pay an annual charge for Tenant’s usage of condenser water an amount equal to the then charge for same established by Landlord per connected ton of Maximum Capacity per annum, subject to increase from time to time by Landlord, which amount shall be payable within 10 days after rendition of a bill therefor. If Tenant fails to utilize any quantity of condenser water for 180 days or more in a one year period, Landlord shall have the right upon notice to Tenant to irrevocably reduce the number of tons of condenser water to which Tenant is entitled by the number of such unutilized tons, in which case Landlord shall only charge Tenant for such lower number of tons of condenser water.

3.02                        General Service Provisions.   (a)   Landlord may stop or interrupt any Landlord Service, electricity, or other service and may stop or interrupt the use of any Building facilities and systems at such times as may be necessary and for as long as may reasonably be required by reason of accidents, strikes, or the making of repairs, alterations or improvements, or inability to secure a proper supply of fuel, gas, steam, water, electricity, labor or supplies, or by reason of any other cause beyond the reasonable control of Landlord. Landlord may modify the delivery and scope of any Building services if required by reason of any Laws. Landlord shall have no liability to Tenant by reason of any stoppage, interruption or modification of any Landlord Service, electricity or other service or the use of any Building facilities and systems for any reason. Landlord shall use reasonable diligence (which shall not include incurring overtime charges) to make such repairs as may be required to machinery or equipment within Landlord’s control to provide restoration of any Landlord Service and, where the cessation or interruption of such Landlord Service has occurred due to circumstances or conditions beyond Landlord’s control, to cause the same to be restored by diligent application or request to the provider.

(b)   (1)   If (i) Landlord fails to provide any essential service Landlord is expressly obligated to furnish under this Lease (other than whenever and for so long as may be necessary, by reason of accidents, emergencies, strikes; or by reason of difficulty in securing proper supplies of fuel, steam, water, electricity, labor or supplies; or by reason of any other cause beyond Landlord’s reasonable control) (such failure being hereinafter referred to as an “Abatement Event”), and such Abatement Event renders untenantable at least ten (10%) percent of the rentable area of the Demised Premises (excluding any portion of the Demised Premises that is then vacant or unoccupied by Tenant or is occupied by any person or entity (other than the Tenant) that is obligated to continue to pay its rent or other use or occupancy fees to Tenant regardless of the occurrence of the Abatement Event (such portion(s) of the Demised Premises being hereinafter referred to as the “Excluded Portions”)) (Landlord and Tenant hereby agreeing that the Demised Premises (or the applicable portion thereof) shall be deemed untenantable if the Abatement Event reasonably prevents Tenant (or such other person, as applicable) from using the Demised Premises for Tenant’s (or such other person’s, as applicable) customary business purposes as permitted by the terms of the Lease); (ii) Landlord receives notice from Tenant of the Abatement Event and of the fact that Tenant is prevented from, and has actually ceased, so using at least ten (10%) percent of the rentable area of the Demised Premises (excluding any Excluded Portions) and of the specific portions of the Demised

Premises that Tenant is prevented from, and has actually ceased, so using (such notice being hereinafter referred to as the “Untenantability Notice”); (iii) for at least seven (7) consecutive Business Days after Landlord’s receipt of the Untenantability Notice, and as a result of the Abatement Event, Tenant actually ceases using, and continues not to use, such specific portions of the Demised Premises and such specific portions comprise at least ten (10%) percent of the rentable area of the Demised Premises and do not include any Excluded Portions; (iv) the Abatement Event is not the result of any act or omission of Tenant, or Tenant’s employees, agents, contractors or invitees, or of any person or entity claiming by, through or under any of the foregoing; and (v) no Event of Default shall exist, then, as Tenant’s sole right and remedy, the rents payable by Tenant under this lease shall be reduced as provided in subsection (b) below. The Untenantability Notice, to be effective, shall specify (in reasonable detail) the portion(s) of the Demised Premises (excluding any rentable area of any Excluded Portions) which is/are untenantable as a result of the Abatement Event and the manner and respects in which such portion is untenantable. Notwithstanding anything in this Article which may be deemed to the contrary, in determining which portions of the Demised Premises are untenantable, Excluded Portions shall not be considered, except that the Excluded Portions shall be included in determining the total rentable area of the Demised Premises for the purposes of determining the fraction of the total rentable area of the Demised Premises that is untenantable.

(2)                            Provided that the conditions described in clauses (i) through (v) of subsection (a) above have been satisfied, during the period (the “Abatement Period”) commencing on the date (the “Abatement Commencement Date”) which is the eighth (8th) consecutive Business Day after Landlord’s receipt of the Untenantability Notice, and ending on the last day that the Demised Premises (or the applicable portion thereof) is untenantable as a result of the Abatement Event or on the day that Landlord is then providing the service in question (such day being hereinafter referred to as the “Abatement Expiration Date”), the fixed rent, Tax Payment and Operating Expense Payment payable by Tenant under this lease that are attributable to the Abatement Period shall be reduced by an amount (the “Abatement Amount”) equal to (i) the per diem fixed rent, Tax Payment and the Operating Expense Payment, on a per rentable square foot basis, payable during, or attributable to, the Abatement Period, and multiplied by (ii) the number of days during the Abatement Period, and multiplied further by (iii) the rentable area of the portion of the Demised Premises that is so untenantable (as such area may change from time to time), excluding the rentable area of any Excluded Portions. Notwithstanding anything contained in this Article to the contrary, the Abatement Period shall end with respect to the portion(s) of the Demised Premises in question, and the Abatement Expiration Date shall be deemed to have occurred with respect to such portions, on the date that either Tenant, or any person or entity claiming by, through or under Tenant resumes using or occupying such portion(s) of the Demised Premises for any reason (other than for inspection purposes), or on the date that the continuation of the untenantability results from any act or omission of Tenant, or Tenant’s employees, agents, contractors or invitees, or any person or entity claiming by, through or under any of the foregoing.

(3)                            Notwithstanding anything contained in this Article to the contrary, the provisions of Article 7 of this lease shall supersede this Article and shall govern, if the Abatement Event results from a fire or other casualty. If it is not clear whether or not an

Abatement Event results from a fire or other casualty as opposed to any other cause, then the presumption shall be that the Abatement Event resulted from a fire or other casualty.

(4)                                 The rights and remedies of Tenant expressly set forth in this Article shall be Tenant’s only rights and remedies in respect of an Abatement Event except for Tenant’s right to seek an injunction requiring Landlord to perform or attempt to perform such services.

(c)                                  Without limiting any of Landlord’s other rights and remedies, if Tenant shall be in default beyond any applicable grace period, Landlord shall not be obligated to furnish to the Premises any service outside of Business Hours on Business Days, and Landlord shall have no liability to Tenant by reason of any failure to provide, or discontinuance of, any such service.

(d)                                 “Business Hours” means 8:00 a.m. to 6:00 p.m. “Business Days” means all days except (a) Saturdays, (b) Sundays and (c) Holidays. “Holidays” means New Year’s Day, Martin Luther King Day, President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving, the day following Thanksgiving, Christmas and any other days which are either (i) observed by both the federal and the state governments as legal holidays or (ii) designated as a holiday by the Building Service Union Employee Service contract.

ARTICLE 4

Leasehold Improvements; Tenant Covenants

4.01                        Landlord’s Work.   (a)   Landlord, at Landlord’s expense (except as otherwise set forth in Exhibit E), shall perform or cause to be performed the work described on Exhibit E as Landlord’s Work in accordance with the provisions thereof. On the Commencement Date, Tenant shall accept the Premises in its “as is” condition on such date (except latent defects to the Building, notice of which is provided by Tenant to Landlord within six (6) months after the Commencement Date). All initial improvements which do not constitute Landlord’s Work shall constitute Alterations and shall be performed by Tenant at Tenant’s expense in accordance with Section 4.02 and any applicable provisions of Exhibit E.

(b)                                 After the occurrence of the Commencement Date, Landlord shall advise Tenant thereof and Landlord and Tenant shall promptly confirm the Commencement Date, the Rent Commencement Date and the Expiration Date by a separate instrument; provided that the failure to execute and deliver such instrument shall not affect the determination of such dates in accordance with the provisions of this Lease. Pending the resolution of any dispute as to the Commencement Date and/or the Rent Commencement Date, Tenant shall pay Rent based upon Landlord’s determination.

(c)                                  If for any reason Landlord shall be unable to deliver possession of the Premises to Tenant on any date specified in this Lease for such delivery, Landlord shall have no liability to Tenant therefor and the validity of this Lease shall not be impaired, nor shall the Term be extended, by reason thereof. This Section 4.01 shall be an express provision to the contrary for purposes of Section 223-a of the New York Real Property Law and any other law of like import now or hereafter in effect.

4.02                   Alterations.   (a)   Tenant shall make no improvements, changes or alterations in or to the Premises (“Alterations”) without Landlord’s prior approval. Landlord shall not unreasonably withhold its approval to any Alteration that is not a Material Alteration. “Material Alteration” means an Alteration that (i) is not limited to the interior of the Premises or which affects the exterior (including the appearance) of the Building or any portion thereof or areas outside the Premises, or (ii) is structural or affects the strength of the Building or any portion thereof, or (iii) affects the usage or the proper functioning of any of the Building systems, or (iv) has a cost greater than $250,000, or (v) requires the consent of any Superior Mortgagee or Superior Lessor or (vi) requires a change to the Building’s certificate of occupancy.

(b)                            Tenant, in connection with any Alteration, shall comply with any rules and regulations as may be from time to time established by Landlord. Tenant shall not proceed with any Alteration unless and until Landlord approves Tenant’s plans and specifications therefor. Any review or approval by Landlord of plans and specifications with respect to any Alteration is solely for Landlord’s benefit, and without any representation or warranty to Tenant with respect to the adequacy, correctness or efficiency thereof, its compliance with Laws or otherwise.

(c)                             Tenant shall pay to Landlord upon demand Landlord’s reasonable costs and expenses (including, without limitation, the fees of any architect or engineer employed by Landlord or any Superior Lessor or Superior Mortgagee for such purpose) for reviewing plans and specifications and inspecting Alterations. In addition, Tenant shall pay to Landlord or its designee, upon demand, an administrative fee with respect to the performance of the Alterations and the scheduling of Building equipment, facilities and personnel in connection therewith, which fee shall be payable as follows: 5% of the cost of Tenant’s Alterations up to $100,000; 4% of the cost of Tenant’s Alterations between $100,000 and $250,000; 3% of the cost of Tenant’s Alterations between $250,000 and $500,000; and 2% of the cost of Tenant’s Alterations in excess of $500,000.

(d)                            Before proceeding with any Alteration that will cost more than $250,000.00 (exclusive of the costs of decorating work and items constituting Tenant’s Property), as estimated by a reputable contractor designated by Landlord, Tenant shall furnish to Landlord one of the following (as selected by Landlord): (i) a cash deposit, (ii) a performance bond and a labor and materials payment bond (issued by a corporate surety licensed to do business in New York reasonably satisfactory to Landlord) or (iii) an irrevocable, unconditional, negotiable letter of credit, issued by a bank and in a form satisfactory to Landlord; each to be equal to 125% of the cost of the Alteration, estimated as set forth above. Any such letter of credit shall be for one year and shall be renewed by Tenant each and every year until the Alteration in question is completed and shall be delivered to Landlord not less than 30 days prior to the expiration of the then current letter of credit, failing which Landlord may present the then current letter of credit for payment. Upon (A) the completion of the Alteration in accordance with the terms of this Section 4.02 and (B) the submission to Landlord of (x) proof evidencing the payment in full for said Alteration, (y) written unconditional lien waivers of mechanics’ liens and other liens on the Project from all contractors performing said Alteration and (z) all other submissions as may be, from time to time required by Landlord, the security deposited with Landlord (or the balance of the proceeds thereof, if Landlord has drawn on the same) shall be returned to Tenant. Upon Tenant’s failure properly to perform, complete and fully pay for any Alteration, as determined by Landlord, Landlord may, upon notice to Tenant, draw on the security deposited under this Section 4.02(d) to the extent Landlord deems necessary in connection with said Alteration, the restoration and/or protection of the Premises or the Project and the payment of any costs, damages or expenses resulting therefrom.

(e)                             Tenant shall obtain (and furnish copies to Landlord of) all necessary governmental permits and certificates for the commencement and prosecution of Alterations and for final approval thereof upon completion, and shall cause Alterations to be performed in compliance therewith, and in compliance with all Laws and with the plans and specifications approved by Landlord; provided, that Tenant’s plans and specifications required to be submitted to, filed with, or approved by, any governmental or quasi-governmental authority, shall be submitted or filed by an expediter designated by Landlord, at Tenant’s sole cost and expense. Alterations shall be diligently performed in a good and workmanlike manner, using new materials and equipment at least equal in quality and class to the then standards for the Building established by Landlord. Alterations shall be performed by architects, engineers and contractors first approved by Landlord (which approval shall not be unreasonably withheld or delayed); provided, that any Alterations in or to the systems of the Building shall be performed only by the contractor(s) designated by Landlord (Landlord shall, from time to time upon Tenant’s request made prior to Tenant’s commencement of each such Alteration, designate at least 3 contractors for each Building system except for the Class E system for which Landlord shall only designate one contractor). The performance of any Alteration or any other work in the Project shall not be carried out in a manner which would violate Landlord’s union contracts affecting the Project, or create any work stoppage, picketing, labor disruption, disharmony or dispute or any interference with the business of Landlord or any tenant or occupant of the Building. Tenant shall immediately stop the performance of any work or service by any party if Landlord notifies Tenant that continuing such performance would violate Landlord’s union contracts affecting the Project, or create any work stoppage, picketing, labor disruption, disharmony or dispute or any interference with the business of Landlord or any tenant or occupant of the Building, and Tenant shall not resume the performance of such work or service until such time as the same may be performed in a manner which shall not violate such union contracts or create such work stoppage, picketing, labor disruption, disharmony or dispute or interference.

(f)                              Throughout the performance of Alterations, Tenant shall carry worker’s compensation insurance in statutory limits, “all risk” Builders Risk coverage and general liability insurance, with completed operation endorsement, for any occurrence in or about the Project, under which Landlord and its agent and any Superior Lessor and Superior Mortgagee whose name and address have been furnished to Tenant shall be named as parties insured, in such limits as Landlord may reasonably require, with insurers reasonably satisfactory to Landlord. Tenant shall furnish Landlord with evidence that such insurance is in effect at or before the commencement of Alterations and, on request, at reasonable intervals thereafter during the continuance of Alterations.

(g)                             Should any mechanics’ or other liens be filed against any portion of the Project by reason of the acts or omissions of, or because of a claim against, Tenant or anyone claiming under or through Tenant, Tenant shall cause the same to be canceled or discharged of record by bond or otherwise within 20 days after notice from Landlord. If Tenant shall fail to cancel or discharge said lien or liens within said 20 day period, Landlord may cancel or discharge the same and, upon Landlord’s demand, Tenant shall reimburse Landlord for all costs incurred in canceling or discharging such liens, together with interest thereon at the Interest Rate from the date incurred by Landlord to the date of payment by Tenant, such reimbursement to be made within 10 days after receipt by Tenant of a written statement from Landlord as to the amount of such costs. Tenant shall indemnify and hold Landlord harmless from and against all costs (including, without limitation, attorneys’ fees and disbursements and costs of suit), losses, liabilities or causes of action arising out of or relating to any Alteration, including, without limitation, any mechanics’ or other liens asserted in connection with such Alteration.

(h)                            Tenant shall deliver to Landlord, within 30 days after the completion of an Alteration, “as-built” drawings thereof using the AutoCAD Computer Assisted Drafting and Design System, Version 12 or later or such other system or medium as Landlord may accept. During the Term, Tenant shall keep records of Alterations costing in excess of $5,000.00 including plans and specifications, copies of contracts, invoices, evidence of payment and all other records customarily maintained in the real estate business relating to Alterations and the cost thereof and shall, within 30 days after demand by Landlord, furnish to Landlord copies of such records.

(i)                                All Alterations to and Fixtures installed by Tenant in the Premises shall be fully paid for by Tenant in cash and shall not be subject to conditional bills of sale, chattel mortgages, or other title retention agreements

(j)                               Tenant is hereby notified that the Premises are subject to the jurisdiction of the Landmarks Preservation Commission (“LPC”). In accordance with Sections 25-305, 25-306, 25-309 and 25-310 of the Administrative Code of the City of New York and the rules set forth in Title 63 of the Rules of the City of New York, any demolition, construction, reconstruction, alteration or minor work as described in such Sections and such rules may not be commenced within or at the Premises without the prior written approval of the LPC. Tenant is notified that such demolition, construction, reconstruction, alterations or minor work includes, but is not limited to, (a) work to the exterior of the Premises involving windows, signs, awnings, flagpoles, banners and storefront alterations and (b) interior work to the Premises that (i) requires a permit from the Department of Buildings or (ii) changes, destroys or affects an interior architectural feature of an interior landmark or an exterior architectural feature of an improvement that is a landmark or located on a landmark site or in a historic district.

(k)                            Without limiting the provisions of Section 4.02(e), Tenant shall submit to Landlord for its prior approval all applications for Certificates of Appropriateness or other similar requests (including applications for modifications of Certificates of Appropriateness or other similar requests previously granted) from the LPC. Tenant shall keep Landlord apprised of all LPC proceedings and shall deliver copies of all notices, approvals and rejections received by Tenant from the LPC. At Landlord’s request, Tenant shall use Landlord’s designated LPC consultant to prosecute all filings with the LPC for a Certificate of Appropriateness or other similar requests.

4.03                   Landlord’s and Tenant’s Propertv.   (a)   All fixtures, equipment, improvements and appurtenances attached to or built into the Premises, whether or not at the expense of Tenant (collectively, “Fixtures”), shall be and remain a part of the Premises and shall not be removed by Tenant. All Fixtures shall be the property of Tenant during the Term and, upon expiration or earlier termination of this Lease, shall become the property of Landlord.

(b)                                 All movable partitions, business and trade fixtures, machinery and equipment, and all furniture, furnishings and other articles of movable personal property owned by Tenant and located in the Premises (collectively, “Tenant’s Property”) shall be and shall remain the property of Tenant and may be removed by Tenant at any time during the Term; provided, that if any Tenant’s Property is removed, Tenant shall repair any damage to the Premises or to the Building resulting from the installation and/or removal thereof. Notwithstanding the foregoing, any equipment or other property identified in this Lease as having been paid for with any allowance or credit granted by Landlord to Tenant shall not be considered Tenant’s Property and shall be and remain a part of the Premises, shall, upon the expiration or earlier termination of this Lease, be the property of Landlord and shall not be removed by Tenant.

(c)                                  At or before the Expiration Date, or within 15 days after any earlier termination of this Lease, Tenant, at Tenant’s expense, shall remove Tenant’s Property from the Premises (except such items thereof as Landlord shall have expressly permitted to remain, which shall become the property of Landlord), and Tenant shall repair any damage to the Premises or the Building resulting from any installation and/or removal of Tenant’s Property. Any items of Tenant’s Property which remain in the Premises after the Expiration Date, or more than 15 days after an earlier termination of this Lease, may, at the option of Landlord, be deemed to have been abandoned, and may be retained by Landlord as Landlord’s property or disposed of by Landlord, without accountability, in such manner as Landlord shall determine, at Tenant’s expense.

(d)                                 Landlord, by notice given to Tenant at any time prior to the Expiration Date or not later than 30 days after any earlier termination of this Lease, may require Tenant, notwithstanding Section 4.03(a), to remove all or any Fixtures that do not constitute a standard office installation (as reasonably determined by Landlord), such as, by way of example only, kitchens, vaults, safes, wiring and cabling, raised flooring and stairwells. If Landlord shall give such notice, then Tenant, at Tenant’s expense, prior to the Expiration Date, or, in the case of an earlier termination of this Lease, within 15 days after the giving of such notice by Landlord, shall remove the same from the Premises, shall repair and restore the Premises to the condition existing prior to installation thereof and shall repair any damage to the Premises or to the Building due to such removal.

4.04                   Access and Changes to Building.   (a)   Landlord reserves the right, at any time, to make changes in or to the Project as Landlord may deem necessary or desirable, and Landlord shall have no liability to Tenant therefor, provided any such change does not deprive Tenant of access to the Premises and does not affect the first-class nature of the Project beyond a reasonable period of time for such work or project to be completed. Landlord may install and maintain pipes, fans, ducts, wires and conduits within or through the walls, floors or ceilings of the Premises. In exercising its rights under this Section 4.04, Landlord shall use reasonable efforts to minimize any interference with Tenant’s use of the Premises for the ordinary conduct of Tenant’s business (provided, however, the foregoing shall not require Landlord to perform any such repairs or changes on an overtime or premium time basis). Tenant shall not have any easement or other right in or to the use of any door or any passage or any concourse or any plaza connecting the Building with any other building or to any public conveniences, and the use of such doors, passages, concourses, plazas and conveniences may, without notice to Tenant, be regulated or discontinued at any time by Landlord.

(b)                            Except for the space within the inside surfaces of all walls, hung ceilings, floors, windows and doors bounding the Premises, all of the Building, including, without limitation, exterior Building walls, core corridor walls and doors and any core corridor entrance, any terraces or roofs adjacent to the Premises, and any space in or adjacent to the Premises used for shafts, stacks, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks or other Building facilities, and the use thereof, as well as access thereto through the Premises, are reserved to Landlord and are not part of the Premises. Landlord reserves the right to name the Project or any portion thereof, and to change the name or address of the Project or any portion thereof, at any time and from time to time.

(c)                             Landlord shall have no liability to Tenant if at any time any windows of the Premises are either temporarily or permanently darkened or obstructed by any reason, including if covered by any translucent material for the purpose of energy conservation, or if any part of the Project, other than the Premises, is temporarily or permanently closed or inoperable.

(d)                            Landlord and persons authorized by Landlord shall have the right, upon prior notice to Tenant (except in an emergency), to enter the Premises (together with any necessary materials and/or equipment), to inspect or perform such work as Landlord may reasonably deem necessary or to exhibit the Premises to prospective purchasers or, during the last 24 months of the Term, to prospective tenants, or for any other purpose as Landlord may deem necessary or desirable. Landlord shall have no liability to Tenant by reason of any such entry. Landlord shall not be required to make any improvements or repairs of any kind or character to the Premises during the Term.

4.05                        Repairs.    Tenant shall keep the Premises (including, without limitation, all Fixtures and Tenant’s Property) in good condition and, upon expiration or earlier termination of the Term, shall surrender the same to Landlord in the same condition as when first occupied, reasonable wear and tear excepted. Tenant’s obligation shall include, without limitation, the obligation to repair all damage caused by Tenant, its agents, employees, invitees and licensees to the equipment and other installations in the Premises or anywhere in the Building. Any maintenance, repair or replacement to the windows, the Building systems, the Building’s structural components or any areas outside the Premises and which is Tenant’s obligation to perform may be performed by Landlord at Tenant’s expense. Tenant shall not commit or allow to be committed any waste or damage to any portion of the Premises or the Project.

4.06                        Compliance with Laws.    Tenant shall comply with all laws, ordinances, rules, orders and regulations (present, future, ordinary, extraordinary, foreseen or unforeseen) of any governmental, public or quasi-public authority and of the New York Board of Fire Underwriters and any other entity performing similar functions, at any time duly in force (collectively “Laws”), attributable to any work, installation, occupancy, use or manner of use by Tenant of the Premises or any part thereof. Nothing contained in this Section 4.06 shall require Tenant to make any structural changes unless the same are necessitated by reason of Tenant’s performance of any Alterations, Tenant’s manner of use of the Premises or the use by Tenant of the Premises for purposes other than normal and customary ordinary office purposes. Tenant shall procure and maintain all licenses and permits required for its business. Landlord represents that the Premises are sprinklered in compliance with applicable Laws.

4.07                        Tenant Advertising.    Notwithstanding the designation, if any, of the Building of which the Premises are a part as “230 Park Avenue” or any other identifiable name or Building designation, neither Tenant nor any subtenant or licensee, nor any of their respective partners, officers, agents, employees, or affiliates thereof, shall at any time throughout the term of this lease, or after the expiration or sooner termination of the term of this lease, use (i) any name which contains the name “230 Park Avenue” or such other identifiable name or designation by which the Building is or may become known, or (ii) the likeness of the Building or any appurtenances, improvements, sculptures, artwork or other identifiable item in connection therewith, in any form, combination or manner, (including in any and all advertising, promotional material and the internet), except with the consent of Landlord in each instance. After the expiration or sooner termination of the term of this lease, neither Tenant nor any subtenant or licensee, nor any of their respective partners, officers, agents, employees or affiliates thereof shall use any name which contains any word(s) referring to the Building, or state or imply in any advertisement, notice, sign or otherwise, that it or any of them was connected in any manner with the Building, or use any device or set of words which might so indicate, except with Landlord’s consent in each instance. Landlord may at any time or times change any such name or designation.

4.08                        Right to Perform Tenant Covenants.   If Tenant fails to perform any of its obligations under this Lease, Landlord, any Superior Lessor or any Superior Mortgagee (each, a “Curing Party”) may perform the same at the expense of Tenant (a) immediately and without notice in the case of emergency or in case such failure interferes with the use of space by any other tenant in the Building or with the efficient operation of the Building or may result in a violation of any Law or in a cancellation of any insurance policy maintained by Landlord and (b) in any other case if such failure continues beyond any applicable grace period. If a Curing Party performs any of Tenant’s obligations under this Lease, Tenant shall pay to Landlord (as Additional Rent) the costs thereof, together with interest at the Interest Rate from the date incurred by the Curing Party until paid by Tenant, within 10 days after receipt by Tenant of a statement as to the amounts of such costs. If the Curing Party effects such cure by bonding any lien which Tenant is required to bond or otherwise discharge, Tenant shall obtain and substitute a bond for the Curing Party’s bond and shall reimburse the Curing Party for the cost of the Curing Party’s bond. “Interest Rate” means the lesser of (i) the base rate from time to time announced by Citibank, N.A. (or, if Citibank, N.A. shall not exist or shall cease to announce such rate, such other bank in New York, New York, as shall be designated by Landlord in a notice to Tenant) to be in effect at its principal office in New York, New York plus 2% and (ii) the maximum rate permitted by law.

4.09                        LEED.    Tenant hereby agrees, at Tenant’s expense, to comply with Landlord’s requirements in connection with performing work and/or making installations or taking other actions that are compatible with Landlord’s LEED (or other comparable) standards for the Building.

4.10                        ICIP/ICAP.    If Landlord has applied (or in the future applies) for real property tax benefits under the Industrial and Commercial Incentive Program pursuant to Title 11, Chapter 2, Subchapter 2, Part 4(§11-256 et seq.) of the Administrative Code of the City of New York or its successor (i.e., ICAP) and accordingly, this Lease is subject to the provisions of Executive Order Nos. 50 (1980) and 108 (1986) and the Rules and Regulations promulgated thereunder, as same may from time to time be amended and the New York City Industrial and Commercial Incentive Program and the Rules and Regulations promulgated thereunder or their successor (the “ICIP”) then all Changes must be done in strict compliance with the ICIP laws for as long as the Building continues to qualify for ICIP benefits and, to the extent required, Tenant acknowledges that Landlord may be required to condition its approval for any work to be done within the Premises on the approval of a governmental agency in connection with the foregoing. In furtherance of the foregoing, Tenant and Tenant’s contractor must cooperate in filing documents required by the Department of Finance and the Department of Business Services of the City of New York in the procurement of an ICIP exemption, the Lower Manhattan Energy Program Abatement, and the Lower Manhattan Real Property Tax Abatement Program, as applicable.

4.11                        Signage.    Tenant may erect etched vinyl signage, at Tenant’s cost, on the entry doors of the Premises in a manner consistent with such signage on the 33rd floor of the Building, in accordance with the Building’s signage program applicable to floors with multiple tenants, in compliance with applicable laws and subject to the approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord will provide Building standard identification signage and a directory listing in each elevator bank lobby serving the Premises (if same are then being provided to tenants generally), in a location designated by Landlord.

ARTICLE 5

Assignment and Subletting

5.01                        Assignment; Etc.     (a)    Subject to the further provisions of this Article 5, neither this Lease nor the term and estate hereby granted, nor any part hereof or thereof, shall be assigned, mortgaged, pledged, encumbered or otherwise transferred voluntarily, involuntarily, by operation of law or otherwise, and neither the Premises, nor any part thereof, shall be subleased, be licensed, be used or occupied by any person or entity other than Tenant or be encumbered in any manner by reason of any act or omission on the part of Tenant, and no rents or other sums receivable by Tenant under any sublease of all or any part of the Premises shall be assigned or otherwise encumbered, without the prior consent of Landlord. The dissolution or direct or indirect transfer of control of Tenant (however accomplished including, by way of example, the addition of new partners or members or withdrawal of existing partners or members, or transfers of interests in distributions of profits or losses of Tenant, issuance of additional stock, redemption of stock, stock voting agreement, or change in classes of stock or other applicable ownership interests) shall be deemed an assignment of this Lease regardless of whether the transfer is made by one or more transactions, or whether one or more persons or entities hold the controlling interest prior to the transfer or afterwards. An agreement under which another person or entity becomes responsible for all or a portion of Tenant’s obligations under this Lease shall be deemed an assignment of this Lease. No assignment or other transfer of this Lease and the term and estate hereby granted, and no subletting of all or any portion of the Premises shall relieve Tenant of its liability under this Lease or of the obligation to obtain Landlord’s prior consent to any further assignment, other transfer or subletting. Any attempt to assign this Lease or sublet all or any portion of the Premises in violation of this Article 5 shall be null and void.

(b)                                 Notwithstanding Section 5.01(a), without the consent of Landlord, this Lease may be assigned to (i) an entity created by merger, reorganization or recapitalization of or with Tenant or (ii) a purchaser of all or substantially all of Tenant’s shares, ownership interests or assets; provided, in the case of both clause (i) and clause (ii), that (A) Landlord shall have received a notice of such assignment from Tenant at least ten (10) days prior to the effective date of the applicable transaction, (B) the assignee assumes by written instrument satisfactory to Landlord all of Tenant’s obligations under this Lease, (C) such assignment is for a valid business purpose and not to avoid any obligations under this Lease, and (D) the assignee is a reputable entity of good character and shall have, immediately after giving effect to such assignment, an aggregate net worth (computed in accordance with GAAP) at least equal to the aggregate net worth (as so computed) of Tenant immediately prior to such assignment.

(c)                                  Notwithstanding Section 5.01 (a), without the consent of Landlord, Tenant may assign this Lease or sublet or license all or any part of the Premises to an Affiliate of Tenant; provided, that (i) Landlord shall have received a notice of such assignment or sublease from Tenant at least ten (10) days prior to the effective date of the applicable transaction; and (ii) in the case of any such assignment, (A) the assignment is for a valid business purpose and not to avoid any obligations under this Lease, and (B) the assignee assumes by written instrument satisfactory to Landlord all of Tenant’s obligations under this Lease. “Affiliate” means, as to any designated person or entity, any other person or entity which controls, is controlled by, or is under common control with, such designated person or entity. “Control” (and with correlative meaning, “controlled by” and “under common control with”) means ownership or voting control, directly or indirectly, of 50% or more of the voting stock, partnership interests or other beneficial ownership interests of the entity in question.

5.02                        Landlord’s Right of First Offer.     (a)     If Tenant desires to assign this Lease or sublet all or part of the Premises (other than in accordance with Sections 5.01(b) or (c), Tenant shall give to Landlord notice (“Tenant’s Offer Notice”) thereof, specifying (i) in the case of a proposed subletting, the location of the space to be sublet and the term of the subletting of such space, (ii) (A) in the case of a proposed assignment, Tenant’s good faith offer of the consideration Tenant desires to receive or pay for such assignment or (B) in the case of a proposed subletting, Tenant’s good faith offer of the fixed annual rent which Tenant desires to receive for such proposed subletting (assuming that a subtenant will pay for Taxes, Operating

Expenses and electricity in the same manner, and utilizing the same base year or base amount, as Tenant pays for such amounts under this Lease) and (iii) the proposed assignment or sublease commencement date.

(b)                                 Tenant’s Offer Notice shall be deemed an offer from Tenant to Landlord whereby Landlord (or Landlord’s designee) may, at Landlord’s option, (i) sublease such space from Tenant (if the proposed transaction is a sublease of all or part of the Premises), (ii) have this Lease assigned to it or terminate this Lease (if the proposed transaction is an assignment or a sublease of all or substantially all of the Premises or a sublease of a portion of the Premises which, when aggregated with other subleases then in effect, covers all or substantially all of the Premises), or (iii) terminate this Lease with respect to the space covered by the proposed sublease (if the proposed transaction is a sublease of part of the Premises). Said option may be exercised by Landlord by notice to Tenant within thirty (30) days after a Tenant’s Offer Notice, together with all information required pursuant to Section 5.02(a), has been given by Tenant to Landlord.

(c)                                  If Landlord exercises its option under Section 5.02(b)(ii) to terminate this Lease, then this Lease shall terminate on the proposed assignment or sublease commencement date specified in the applicable Tenant’s Offer Notice and all Rent shall be paid and apportioned to such date.

(d)                                 If Landlord exercises its option under Section 5.02(b)(ii) to have this Lease assigned to it (or its designee), then Tenant shall assign this Lease to Landlord (or Landlord’s designee) by an assignment in form and substance reasonably satisfactory to Landlord, effective on the date that is the proposed assignment or sublease commencement date specified in the applicable Tenant’s Offer Notice. Tenant shall not be entitled to consideration or payment from Landlord (or Landlord’s designee) in connection with any such assignment. If the Tenant’s Offer Notice provides that Tenant will pay any consideration or grant any concessions in connection with the proposed assignment or sublease, then Tenant shall pay such consideration and/or grant any such concessions to Landlord (or Landlord’s designee) on the date Tenant assigns this Lease to Landlord (or Landlord’s designee).

(e)                                  If Landlord exercises its option under Section 5.02(b)(iii) to terminate this Lease with respect to the space covered by a proposed sublease, then (i) this Lease shall terminate with respect to such part of the Premises on the effective date of the proposed sublease; (ii) from and after such date the Rent shall be adjusted, based upon the proportion that the rentable area of the Premises remaining bears to the total rentable area of the Premises and (iii) Tenant shall pay to Landlord, upon demand, the costs incurred by Landlord in demising separately such part of the Premises and in complying with any Laws relating to such demise.

(f)                                   If Landlord exercises its option under Section 5.02(b)(i) to sublet the space Tenant desires to sublet, such sublease to Landlord or its designee (as subtenant) shall be in form and substance reasonably satisfactory to Landlord at the lower of (i) the rental rate per rentable square foot of Fixed Rent and Additional Rent then payable pursuant to this Lease or (ii) the rental set forth in the applicable Tenant’s Offer Notice with respect to such sublet space, and shall be for the term set forth in the applicable Tenant’s Offer Notice, and:

(A)                          shall be subject to all of the terms and conditions of this Lease except such as are irrelevant or inapplicable, and except as otherwise expressly set forth to the contrary in this Section 5.02(f);

(B)                          shall be upon the same terms and conditions as those contained in the applicable Tenant’s Offer Notice and otherwise on the terms and conditions of this Lease, except such as are irrelevant or inapplicable and except as otherwise expressly set forth to the contrary in this Section 5.02(f);

(C)                          shall permit the sublessee, without Tenant’s consent, freely to assign such sublease or any interest therein or to sublet all or any part of the space covered by such sublease and to make any and all alterations and improvements in the space covered by such sublease;

(D)                          shall provide that any assignee or further subtenant of Landlord or its designee may, at the election of Landlord, make alterations, decorations and installations in such space or any part thereof, any or all of which may be removed, in whole or in part, by such assignee or subtenant, at its option, prior to or upon the expiration or other termination of such sublease, provided that such assignee or subtenant, at its expense, shall repair any damage caused by such removal; and

(E)                           shall provide that (1) the parties to such sublease expressly negate any intention that any estate created under such sublease be merged with any other estate held by either of said parties, (2) any assignment or subletting by Landlord or its designee (as the subtenant) may be for any purpose or purposes that Landlord shall deem appropriate, (3) Landlord, at Tenant’s expense, may make such alterations as may be required or deemed necessary by Landlord to demise separately the subleased space and to comply with any Laws relating to such demise, and (4) at the expiration of the term of such sublease, Tenant shall accept the space covered by such sublease in its then existing condition, subject to the obligations of the sublessee to make such repairs thereto as may be necessary to preserve such space in good order and condition.

(g)                                  In the case of a proposed sublease, (I) Tenant shall not sublet any space to a third party at a rental which is less (on a per rentable square foot basis) than the rental (on a per rentable square foot basis) specified in Tenant’s Offer Notice with respect to such space, without complying once again with all of the provisions of this Section 5.02 and reoffering such space to Landlord at such lower rental, and (II) if the proposed sublease does not become effective within 180 days after Landlord has consented thereto, Tenant shall comply once again with all of the provisions of this Section 5.02 and re-offer such space to Landlord (whether or not Landlord had granted its consent to such transaction). In the case of a proposed assignment, (I) Tenant shall not assign this Lease to a third party where Tenant pays 5% or more greater consideration or grants a 5% or more greater concession to such third party for such assignment than the consideration offered to be paid or concession offered to be granted to Landlord in Tenant’s Offer Notice, or receives consideration from such third party for such assignment that is 95% or less than the consideration offered to be paid by Landlord in Tenant’s

Offer Notice, in each case without complying once again with all of the provisions of this Section 5.02 and re-offering to assign this Lease to Landlord and pay such consideration or grant such concession to Landlord, and (II) if the proposed assignment does not become effective within 180 days after Landlord has consented thereto, Tenant shall comply once again with all of the provisions of this Section 5.02 and re-offer such space to Landlord (whether or not Landlord had granted its consent to such transaction).

5.03                        Assignment and Subletting Procedures.   (a) If Tenant delivers to Landlord a Tenant’s Offer Notice with respect to any proposed assignment of this Lease or subletting of all or part of the Premises and Landlord does not timely exercise any of its options under Section 5.02, and Tenant thereafter desires to assign this Lease or sublet the space specified in Tenant’s Offer Notice, Tenant shall notify Landlord (a “Transfer Notice”) of such desire, which notice shall be accompanied by (i) a copy of the proposed assignment or sublease and all related agreements, the effective date of which shall be at least 30 days after the giving of the Transfer Notice, (ii) a statement setting forth in reasonable detail the identity of the proposed assignee or subtenant, the nature of its business and its proposed use of the Premises, (iii) current financial information with respect to the proposed assignee or subtenant, including without limitation, its most recent financial statements, (iv) such other information as Landlord may reasonably request, and (v) an administrative fee of $2,000, and Landlord’s consent to the proposed assignment or sublease shall not be unreasonably withheld or delayed, provided that:

(i)                                Such Transfer Notice shall be delivered to Landlord within six months after the delivery to Landlord of the applicable Tenant’s Offer Notice.

(ii)                             Tenant shall not be in default under this Lease beyond applicable notice and grace periods.

(iii)                          In Landlord’s judgment the proposed assignee or subtenant will use the Premises in a manner that (A) is in keeping with the then standards of the Building, (B) is limited to the use expressly permitted under this Lease, and (C) will not violate any negative covenant as to use contained in any other Lease of space in the Building.

(iv)                         The proposed assignee or subtenant is, in Landlord’s reasonable judgment, a reputable person or entity of good character and with sufficient financial worth considering the responsibility involved.

(v)                            Neither the proposed assignee or sublessee, nor any Affiliate of such assignee or sublessee, is then an occupant of any part of the Building and Landlord has or expects to have within the following 12 month period reasonably comparable space available for a reasonably comparable term.

(vi)                         The proposed assignee or sublessee is not a person with whom Landlord is then negotiating or has within the prior 6 months negotiated to lease space in the Building and Landlord has or expects to have within the following 12 month period reasonably comparable space available for a reasonably comparable term.

(vii)                           The form of the proposed sublease shall be reasonably satisfactory to Landlord and shall comply with the applicable provisions of this Article 5.

(viii)                        There shall not be more than 1 subtenant of the Premises.

(ix)                              The aggregate rent to be paid by the proposed subtenant is not less than the greater of (A) the fair rental value of the sublet space as sublet space or (B) 90% of the fair rental value of the sublet space if such space were being leased directly by Landlord for a reasonably comparable term (in each case as reasonably determined by Landlord).

(x)                                 Tenant shall reimburse Landlord on demand for any costs incurred by Landlord in connection with said assignment or sublease, including, without limitation, the costs of making investigations as to the acceptability of the proposed assignee or subtenant, and legal costs incurred in connection with the granting of any requested consent.

(b)                                 If Landlord consents to a proposed assignment or sublease and Tenant fails to execute and deliver the assignment or sublease to which Landlord consented within 45 days after the giving of such consent, then Tenant shall again comply with this Article 5 before assigning this Lease or subletting all or part of the Premises.

5.04                        General Provisions.   (a) If this Lease is assigned, whether or not in violation of this Lease, Landlord may collect rent from the assignee. If the Premises or any part thereof are sublet or occupied by anybody other than Tenant, whether or not in violation of this Lease, Landlord may, after default by Tenant, and expiration of Tenant’s time to cure such default, collect rent from the subtenant or occupant. In either event, Landlord may apply the net amount collected against Rent, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any of the provisions of Section 5.01(a), or the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the performance of Tenant’s obligations under this Lease.

(b)                                 No assignment or transfer shall be effective until the assignee delivers to Landlord (i) evidence that the assignee, as Tenant hereunder, has complied with the requirements of Sections 7.02 and 7.03, and (ii) an agreement in form and substance satisfactory to Landlord whereby the assignee assumes Tenant’s obligations under this Lease.

(c)                                  Notwithstanding any assignment or transfer, whether or not in violation of this Lease, and notwithstanding the acceptance of any Rent by Landlord from an assignee, transferee, or any other party, the original named Tenant and each successor Tenant shall remain fully liable for the payment of the Rent and the performance of all of Tenant’s other obligations under this Lease. The joint and several liability of Tenant and any immediate or remote successor in interest of Tenant shall not be discharged, released or impaired in any respect by any agreement made by Landlord extending the time to perform, or otherwise modifying, any of the obligations of Tenant under this Lease, or by any waiver or failure of Landlord to enforce any of the obligations of Tenant under this Lease.

(d)                                 Each subletting by Tenant shall be subject to the following:

(i)                                     No subletting shall be for a term (including any renewal or extension options contained in the sublease) ending later than one day prior to the Expiration Date.

(ii)                                  No sublease shall be valid, and no subtenant shall take possession of the Premises or any part thereof, until there has been delivered to Landlord, both (A) an executed counterpart of such sublease, and (B) a certificate of insurance evidencing that (x) Landlord is an additional insured under the insurance policies required to be maintained by occupants of the Premises pursuant to Section 7.02, and (y) there is in full force and effect, the insurance otherwise required by Section 7.02.

(iii)                               Each sublease shall provide that it is subject and subordinate to this Lease, and that in the event of termination, reentry or dispossess by Landlord under this Lease Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublessor, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be liable for, subject to or bound by any item of the type that a Successor Landlord is not so liable for, subject to or bound by in the case of an attornment by Tenant to a Successor Landlord under Section 6.01(a).

(e)                                       Each sublease shall provide that the subtenant may not assign its rights thereunder or further sublet the space demised under the sublease, in whole or in part, without Landlord’s consent and without complying with all of the terms and conditions of this Article 5, including, without limitation, Section 5.04, which for purposes of this Section 5.04(e) shall be deemed to be appropriately modified to take into account that the transaction in question is an assignment of the sublease or a further subletting of the space demised under the sublease, as the case may be.

(f)                                        Tenant shall not publicly advertise the availability of the Premises or any portion thereof as sublet space or by way of an assignment of this Lease, without first obtaining Landlord’s consent, which consent shall not be unreasonably withheld or delayed provided that Tenant shall in no event advertise the rental rate or any description thereof.

5.05                        Assignment and Sublease Profits.   (a) If the aggregate of the amounts payable as fixed rent and as Additional Rent on account of Taxes, Operating Expenses and electricity by a subtenant under a sublease of any part of the Premises and the amount of any Other Sublease Consideration payable to Tenant by such subtenant, whether received in a lump-sum payment or otherwise shall be in excess of Tenant’s Basic Cost therefor at that time then, promptly after the collection thereof, Tenant shall pay to Landlord in monthly installments as and when collected, as Additional Rent, 50% of such excess. Tenant shall deliver to Landlord within 60 days after the end of each calendar year and within 60 days after the expiration or earlier termination of this Lease a statement specifying each sublease in effect during such calendar year or partial calendar year, the rentable area demised thereby, the term thereof and a computation in reasonable detail showing the calculation of the amounts paid and payable by the subtenant to Tenant, and by Tenant to Landlord, with respect to such sublease for the period covered by such statement. “Tenant’s Basic Cost” for sublet space at any time means the sum of (i) the portion of the Fixed Rent, Tax Payments and Operating Payments which is attributable to the sublet space, plus (ii) the amount payable by Tenant on account of electricity in respect of the sublet space, plus (iii) the amount of any costs reasonably incurred by Tenant in making changes in the layout and finish of the sublet space for the subtenant amortized on a straight-line basis over the term of the sublease, plus (iv) the amount of any reasonable brokerage commissions and reasonable legal fees paid by Tenant in connection with the sublease amortized on a straight-line basis over the term of the sublease. “Other Sublease Considerations” means all sums paid for the furnishing of services by Tenant and the sale or rental of Tenant’s fixtures, leasehold improvements, equipment, furniture or other personal property less, in the case of the sale thereof, the then net unamortized or undepreciated cost thereof determined on the basis of Tenant’s federal income tax returns.

(b)                                      Upon any assignment of this Lease, Tenant shall pay to Landlord 50% of the Assignment Consideration received by Tenant for such assignment, after deducting therefrom customary and reasonable closing expenses. “Assignment Consideration” means an amount equal to all sums and other considerations paid to Tenant by the assignee for or by reason of such assignment (including, without limitation, sums paid for the furnishing of services by Tenant and the sale or rental of Tenant’s fixtures, leasehold improvements, equipment, furniture, furnishings or other personal property, less, in the case of a sale thereof, the then net unamortized or undepreciated cost thereof determined on the basis of Tenant’s federal income tax returns).

ARTICLE 6

Subordination; Default; Indemnity

6.01                        Subordination.   (a)   This Lease is subject and subordinate to each mortgage (a “Superior Mortgage”) and each underlying lease (a “Superior Lease”) which may now or hereafter affect all or any portion of the Project or any interest therein. The lessor under a Superior Lease is called a “Superior Lessor” and the mortgagee under a Superior Mortgage is called a “Superior Mortgagee”. Tenant shall execute, acknowledge and deliver any instrument reasonably requested by Landlord, a Superior Lessor or Superior Mortgagee to evidence such subordination, but no such instrument shall be necessary to make such subordination effective. Tenant shall execute any amendment of this Lease requested by a Superior Mortgagee or a Superior Lessor, provided such amendment shall not result in a material increase in Tenant’s obligations under this Lease or a material reduction in the benefits available to Tenant. In the event of the enforcement by a Superior Mortgagee of the remedies provided for by law or by such Superior Mortgage, or in the event of the termination or expiration of a Superior Lease, Tenant, upon request of such Superior Mortgagee, Superior Lessor or any person succeeding to the interest of such mortgagee or lessor (each, a “Successor Landlord”), shall automatically become the tenant of such Successor Landlord without change in the terms or provisions of this Lease (it being understood that Tenant shall, if requested, enter into a new lease on terms identical to those in this Lease); provided, that any Successor Landlord shall not be (i) liable for any act, omission or default of any prior landlord (including, without limitation, Landlord); (ii) liable for the return of any moneys paid to or on deposit with any prior landlord (including, without limitation, Landlord), except to the extent such moneys or deposits are delivered to such Successor Landlord; (iii) subject to any offset, claims or defense that Tenant might have against any prior landlord (including, without limitation, Landlord); (iv) bound by any Rent which Tenant might have paid for more than the current month to any prior landlord (including, without limitation, Landlord) unless actually received by such Successor Landlord; (v) bound by any covenant to perform or complete any construction in connection with the Project or the Premises or to pay any sums to Tenant in connection therewith; or (vi) bound by any waiver or forbearance under, or any amendment, modification, abridgment, cancellation or surrender of, this Lease made without the consent of such Successor Landlord. Upon request by such Successor Landlord, Tenant shall execute and deliver an instrument or instruments, reasonably requested by such Successor Landlord, confirming the attornment provided for herein, but no such instrument shall be necessary to make such attornment effective.

(b)                                      Tenant shall give each Superior Mortgagee and each Superior Lessor a copy of any notice of default served upon Landlord, provided that Tenant has been notified of the address of such mortgagee or lessor. If Landlord fails to cure any default as to which Tenant is obligated to give notice pursuant to the preceding sentence within the time provided for in this Lease, then each such mortgagee or lessor shall have an additional 30 days after receipt of such notice within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary if, within such 30 days, any such mortgagee or lessor has commenced and is diligently pursuing the remedies necessary to cure such default (including, without limitation, commencement of foreclosure proceedings or eviction proceedings, if necessary to effect such cure), in which event this Lease shall not be terminated and Tenant shall not exercise any other rights or remedies under this Lease or otherwise while such remedies are being so diligently pursued. Nothing herein shall be deemed to imply that Tenant has any right to terminate this Lease or any other right or remedy, except as may be otherwise expressly provided for in this Lease.

6.02                        Estoppel Certificate.   (a)   Within 10 Business Days following request from Landlord, any Superior Mortgagee or any Superior Lessor, Tenant shall deliver to Landlord a statement executed and acknowledged by Tenant, in form reasonably satisfactory to Landlord, (i) stating the Commencement Date, the Rent Commencement Date and the Expiration Date, and that this Lease is then in full force and effect and has not been modified (or if modified, setting forth all modifications), (ii) setting forth the date to which Fixed Rent and any Additional Rent have been paid, together with the amount of monthly Fixed Rent, Tax Payment and Operating Payment then payable, (iii) stating whether or not, to the best of Tenant’s knowledge, Landlord is in default under this Lease, and, if Tenant asserts that Landlord is in default, setting forth the specific nature of any such defaults, (iv) stating whether Landlord has failed to complete any work required to be performed by Landlord under this Lease, (v) stating whether there are any sums payable to Tenant by Landlord under this Lease, (vi) stating the amount of the security deposit, if any, under this Lease, (vii) stating whether there are any subleases affecting the Premises, (viii) stating the address of Tenant to which all notices and communications under this Lease shall be sent, and (ix) responding to any other matters reasonably requested by Landlord, such Superior Mortgagee or such Superior Lessor. Tenant acknowledges that any statement delivered pursuant to this Section 6.02(a) may be relied upon by any purchaser or owner of the Land or the Building, or all or any portion of Landlord’s interest in the Land or the Building or under any Superior Lease, or by any Superior Mortgagee or assignee thereof, or by any Superior Lessor or assignee thereof.

6.03                        Default.   This Lease and the term and estate hereby granted are subject to the limitation that (each, an “Event of Default”):

(a)                                 if Tenant defaults in the payment of any Rent, and such default continues for 5 days after Landlord gives to Tenant a notice specifying such default, or

(b)                                 if Tenant defaults in the keeping, observance or performance of any covenant or agreement (other than a default of the character referred to in Sections 6.03(a), (c), (d), (e) (f) or (g)), and if such default continues and is not cured within 15 days after Landlord gives to Tenant a notice specifying the same, or, in the case of a default which for causes beyond Tenant’s reasonable control cannot with due diligence be cured within such period of 15 days, if Tenant shall not immediately upon the receipt of such notice, (i) advise Landlord of Tenant’s intention duly to institute all steps necessary to cure such default and (ii) institute and thereafter diligently prosecute to completion all steps necessary to cure the same, or

(c)                                  if there shall be any direct or indirect assignment (including, without limitation, any direct or indirect transfer of the interests in Tenant which is deemed to constitute an assignment hereunder), subletting or other transfer of this Lease or the term and estate granted hereby or of the right to occupy all or any portion of the Premises, whether voluntary, involuntary, by operation of law or otherwise, except as expressly permitted by Article 5, or

(d)                                 if Tenant shall abandon the Premises (and the fact that any of Tenant’s Property remains in the Premises shall not be evidence that Tenant has not abandoned the Premises), or

(e)                                  if Tenant or any Affiliate of Tenant defaults under any other lease with Landlord or any Affiliate of Landlord, which default shall continue beyond any applicable grace period provided under such other lease, or

(f)                                   if a default of the kind set forth in Section 6.03(a) or (b) shall occur and have been cured, and if a similar default shall occur more than once within the next 365 days, whether or not such similar defaults are cured within the applicable grace period, or

(g)                                  if Tenant fails to deliver to Landlord any Letter of Credit and/or Cash Security, as applicable, within the time period required under Section 2.07,

then, in any of such cases, in addition to any other remedies available to Landlord at law or in equity, Landlord shall be entitled to give to Tenant a notice of intention to end the Term at the expiration of 3 days from the date of the giving of such notice, and, in the event such notice is given, this Lease and the term and estate hereby granted shall terminate upon the expiration of such 3 days with the same effect as if the last of such 3 days were the Expiration Date, but Tenant shall remain liable for damages as provided herein or pursuant to law.

6.04                        Re-entry by Landlord.   If an Event of Default occurs, or if this Lease shall terminate as in Section 6.03 provided, Landlord or Landlord’s agents and servants may immediately or at any time thereafter re-enter into or upon the Premises, or any part thereof, either by summary dispossess proceedings or by any suitable action or proceeding at law, without being liable to indictment, prosecution or damages therefor, and may repossess the same, and may remove any persons therefrom, to the end that Landlord may have, hold and enjoy the Premises. The words “re-enter” and “re-entering” as used in this Lease are not restricted to their technical legal meanings. Upon such termination or re-entry, Tenant shall pay to Landlord any Rent then due and owing (in addition to any damages payable under Section 6.05).

6.05                        Damages.   If this Lease is terminated under Section 6.03, or if Landlord re-enters the Premises under Section 6.04, Tenant shall pay to Landlord as damages, at the election of Landlord, either:

(a)                                 a sum which, at the time of such termination, represents the then value of the excess, if any, of (1) the aggregate of the Rent which, had this Lease not terminated, would have been payable hereunder by Tenant for the period commencing on the day following the date of such termination or re-entry to and including the Expiration Date over (2) the aggregate fair rental value of the Premises for the same period (for the purposes of this clause (a) the amount of Additional Rent which would have been payable by Tenant under Sections 2.04 and 2.05 shall, for each calendar year ending after such termination or re-entry, be deemed to be an amount equal to the amount of such Additional Rent payable by Tenant for the calendar year immediately preceding the calendar year in which such termination or re-entry shall occur), or

(b)                                 sums equal to the Rent that would have been payable by Tenant through and including the Expiration Date had this Lease not terminated or had Landlord not re entered the Premises, payable upon the due dates therefor specified in this Lease; provided, that if Landlord shall relet all or any part of the Premises for all or any part of the period commencing on the day following the date of such termination or re-entry to and including the Expiration Date, Landlord shall credit Tenant with the net rents received by Landlord from such reletting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such reletting the expenses incurred or paid by Landlord in terminating this Lease and of re-entering the Premises and of securing possession thereof, as well as the expenses of reletting, including, without limitation, altering and preparing the Premises for new tenants, brokers’ commissions, and all other expenses properly chargeable against the Premises and the rental therefrom in connection with such reletting, it being understood that any such reletting may be for a period equal to or shorter or longer than said period; provided, further, that (i) in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord under this Lease, (ii) in no event shall Tenant be entitled, in any suit for the collection of damages pursuant to this Section 6.05(b), to a credit in respect of any net rents from a reletting except to the extent that such net rents are actually received by Landlord on account of any period that is the subject of such suit, (iii) if the Premises or any part thereof should be relet in combination with other space, then proper apportionment on a square foot rentable area basis shall be made of the rent received from such reletting and of the expenses of reletting, and (iv) Landlord shall have no obligation to so relet the Premises and Tenant hereby waives any right Tenant may have, at law or in equity, to require Landlord to so relet the Premises.

Suit or suits for the recovery of any damages payable hereunder by Tenant, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall require Landlord to postpone suit until the date when the Term would have expired but for such termination or re-entry.

6.06                        Other Remedies.   Nothing contained in this Lease shall be construed as limiting or precluding the recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of Tenant. Anything in this Lease to the contrary notwithstanding, during the continuation of any default by Tenant, Tenant shall not be entitled to exercise any rights or options, or to receive any funds or proceeds being held, under or pursuant to this Lease.

6.07                        Right to Injunction.   In the event of a breach or threatened breach by Tenant of any of its obligations under this Lease, Landlord shall also have the right of injunction. The specified remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any other remedies or means of redress to which Landlord may lawfully be entitled, and Landlord may invoke any remedy allowed at law or in equity as if specific remedies were not herein provided for.

6.08                        Certain Waivers.   Tenant waives and surrenders all right and privilege that Tenant might have under or by reason of any present or future law to redeem the Premises or to have a continuance of this Lease after Tenant is dispossessed or ejected therefrom by process of law or under the terms of this Lease or after any termination of this Lease. Tenant also waives the provisions of any law relating to notice and/or delay in levy of execution in case of any eviction or dispossession for nonpayment of rent, and the provisions of any successor or other law of like import. Landlord and Tenant each waive trial by jury in any action in connection with this Lease.

6.09                        No Waiver.   Failure by either party to declare any default immediately upon its occurrence or delay in taking any action in connection with such default shall not waive such default but such party shall have the right to declare any such default at any time thereafter. Any amounts paid by Tenant to Landlord may be applied by Landlord, in Landlord’s discretion, to any items then owing by Tenant to Landlord under this Lease. Receipt by Landlord of a partial payment shall not be deemed to be an accord and satisfaction (notwithstanding any endorsement or statement on any check or any letter accompanying any check or payment) nor shall such receipt constitute a waiver by Landlord of Tenant’s obligation to make full payment. No act or thing done by Landlord or its agents shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord and by each Superior Lessor and Superior Mortgagee whose lease or mortgage provides that any such surrender may not be accepted without its consent.

6.10                        Holding Over.   If Tenant holds over without the consent of Landlord after expiration or termination of this Lease, Tenant shall (a) pay as holdover rental for each month of the holdover tenancy an amount equal to 150% for the first 30 days of such holding over and thereafter, 200% of the greater of (i) the fair market rental value of the Premises for such month (as reasonably determined by Landlord) or (ii) the sum of the Fixed Rent and Additional rent payable pursuant to Sections 2.02-2.06 of this Lease, which Tenant was obligated to pay for the month immediately preceding the end of the Term; and (b) be liable to Landlord for and indemnify Landlord against (i) any payment or rent concession which Landlord may be required to make to any tenant obtained by Landlord for all or any part of the Premises (a “New Tenant”) by reason of the late delivery of space to the New Tenant as a result of Tenant’s holding over or in order to induce such New Tenant not to terminate its lease by reason of the holding over by Tenant, (ii) the loss of the benefit of the bargain if any New Tenant shall terminate its lease by reason of the holding over by Tenant and (iii) any claim for damages by any New Tenant. No holding over by Tenant after the Term shall operate to extend the Term, and the acceptance of any rent paid by Tenant pursuant to this Section 6.10 shall not preclude Landlord from commencing and prosecuting a holdover or summary eviction proceeding.

6.11                        Attorneys’ Fees.   If Landlord places the enforcement of this Lease or any part thereof, or the collection of any Rent due or to become due hereunder, or recovery of the possession of the Premises, in the hands of an attorney, or files suit upon the same, or in the event any bankruptcy, insolvency or other similar proceeding is commenced involving Tenant, Tenant shall, upon demand, reimburse Landlord for Landlord’s attorneys’ fees and disbursements and court costs.

6.12                        Nonliability and Indemnification.   (a)   Neither Landlord, any Superior Lessor or any Superior Mortgagee, nor any partner, director, officer, shareholder, principal, agent, servant or employee of Landlord, any Superior Lessor or any Superior Mortgagee (whether disclosed or undisclosed), shall be liable to Tenant for (i) any loss, injury or damage to Tenant or to any other person, or to its or their property, irrespective of the cause of such injury, damage or loss, nor shall the aforesaid parties be liable for any loss of or damage to property of Tenant or of others entrusted to employees of Landlord; provided, that, except to the extent of the release of liability and waiver of subrogation provided in Section 7.03 hereof, the foregoing shall not be deemed to relieve Landlord of any liability to the extent resulting from the negligence of Landlord, its agents, servants or employees in the operation or maintenance of the Premises or the Building, (ii) any loss, injury or damage described in clause (i) above caused by other tenants or persons in, upon or about the Building, or caused by operations in construction of any private, public or quasi-public work, or (iii) even if negligent, consequential damages arising out of any loss of use of the Premises or any equipment, facilities or other Tenant’s Property therein or otherwise.

(b)                                 Tenant shall indemnify and hold harmless Landlord, all Superior Lessors and all Superior Mortgagees and each of their respective partners, members, directors, officers, shareholders, principals, agents and employees (each, an “Indemnified Party”), from and against any and all claims arising from or in connection with (i) the conduct or management of the Premises or of any business therein, or any work or thing done, or any condition created, in or about the Premises, (ii) any act, omission or negligence of Tenant or any person claiming through or under Tenant or any of their respective partners, directors, officers, agents, employees or contractors, (iii) any accident, injury or damage occurring in, at or upon the Premises (or outside the Premises if arising from or in connection with Tenant’s installations in, or use of, areas outside the Premises), (iv) any default by Tenant in the performance of Tenant’s obligations under this Lease and (v) any brokerage commission or similar compensation claimed to be due by reason of any proposed subletting or assignment by Tenant (irrespective of the exercise by Landlord of any of the options in Section 5.02(b)); together with all costs, expenses and liabilities incurred in connection with each such claim or action or proceeding brought thereon, including, without limitation, all attorneys’ fees and disbursements; provided, that the foregoing indemnity shall not apply to the extent such claim results from the negligence (other than negligence to which the release of liability and waiver of subrogation provided in Section 7.03 applies) or willful misconduct of the Indemnified Party. If any action or proceeding is brought against any Indemnified Party by reason of any such claim, Tenant, upon notice from such Indemnified Party shall resist and defend such action or proceeding (by counsel reasonably satisfactory to such Indemnified Party).

ARTICLE 7

Insurance; Casualty; Condemnation

7.01                        Compliance with Insurance Standards.   (a) Tenant shall not violate, or permit the violation of, any condition imposed by any insurance policy then issued in respect of the Project and shall not do, or permit anything to be done, or keep or permit anything to be kept in the Premises, which would subject Landlord, any Superior Lessor or any Superior Mortgagee to any liability or responsibility for personal injury or death or property damage, or which would increase any insurance rate in respect of the Project over the rate which would otherwise then be in effect or which would result in insurance companies of good standing refusing to insure the Project in amounts reasonably satisfactory to Landlord, or which would result in the cancellation of, or the assertion of any defense by the insurer in whole or in part to claims under, any policy of insurance in respect of the Project.

(b)                                 If, by reason of any failure of Tenant to comply with this Lease, the premiums on Landlord’s insurance on the Project shall be higher than they otherwise would be, Tenant shall reimburse Landlord, on demand, for that part of such premiums attributable to such failure on the part of Tenant. A schedule or “make up” of rates for the Project or the Premises, as the case may be, issued by any body making rates for insurance for the Project or the Premises, as the case may be, shall be conclusive evidence of the facts therein stated and of the several items and charges in the insurance rate then applicable to the Project or the Premises, as the case may be.

7.02                        Tenant’s Insurance.   Tenant shall maintain at all times during the Term (a) “all risk” property insurance covering all present and future Tenant’s Property and Fixtures to a limit of not less than the full replacement cost thereof, with an agreed amount endorsement, and (b) commercial general liability insurance, and, if necessary, commercial umbrella insurance, including a contractual liability endorsement, and personal injury liability coverage, in respect of the Premises and the conduct or operation of business therein, with Landlord and its managing agent, if any, and each Superior Lessor and Superior Mortgagee and any other applicable party whose name and address shall have been furnished to Tenant, as additional insureds, with limits of not less than $5,000,000 combined single limit for bodily injury and property damage liability in any one occurrence and (c) boiler and machinery, if there is a boiler, supplemental air conditioning unit or pressure object or similar equipment in the Premises, with

Landlord and its managing agent, if any, and each Superior Lessor and Superior Mortgagee whose name and address shall have been furnished to Tenant, as loss payees as their interests may appear, with limits of not less than the full replacement cost thereof, with an agreed amount endorsement, and (d) when Alterations are in process, the insurance specified in Section 4.02(f) hereof. The limits of such insurance shall not limit the liability of Tenant. Tenant shall deliver to Landlord and any additional insureds, at least 10 days prior to the Commencement Date, such fully paid-for policies or certificates of insurance, in form reasonably satisfactory to Landlord issued by the insurance company or its authorized agent. Tenant shall procure and pay for renewals of such insurance from time to time before the expiration thereof, and Tenant shall deliver to Landlord and any additional insureds such renewal policy or a certificate thereof at least 30 days before the expiration of any existing policy. All such policies shall be issued by companies of recognized responsibility licensed to do business in New York State and rated by Best’s Insurance Reports or any successor publication of comparable standing as A/VIII or better or the then equivalent of such rating, and all such policies shall contain a provision whereby the same cannot be canceled, allowed to lapse or modified unless Landlord and any additional insureds are given at least 15 days prior written notice of such cancellation, lapse or modification. The proceeds of policies providing “all risk” property insurance of Tenant’s Property and Fixtures shall be payable to Landlord, Tenant and each Superior Lessor and Superior Mortgagee as their interests may appear. Tenant shall cooperate with Landlord in connection with the collection of any insurance moneys that may be due in the event of loss and Tenant shall execute and deliver to Landlord such proofs of loss and other instruments which may be required to recover any such insurance moneys. Landlord may from time to time require that the amount of the insurance to be maintained by Tenant under this Section 7.02 be increased, so that the amount thereof adequately protects Landlord’s interest.

7.03                        Subrogation Waiver.   Landlord and Tenant shall each include in each of its insurance policies (insuring the Building in case of Landlord, and insuring Tenant’s Property and Fixtures in the case of Tenant, against loss, damage or destruction by fire or other casualty) a waiver of the insurer’s right of subrogation against the other party during the Term or, if such waiver should be unobtainable or unenforceable, (a) an express agreement that such policy shall not be invalidated if the assured waives the right of recovery against any party responsible for a casualty covered by the policy before the casualty or (b) any other form of permission for the release of the other party. Each party hereby releases the other party with respect to any claim (including a claim for negligence) which it might otherwise have against the other party for loss, damage or destruction with respect to its property occurring during the Term to the extent to which it is, or is required to be, insured under a policy or policies containing a waiver of subrogation or permission to release liability. Nothing contained in this Section 7.03 shall be deemed to relieve either party of any duty imposed elsewhere in this Lease to repair, restore or rebuild or to nullify any abatement of rents provided for elsewhere in this Lease.

7.04                        Condemnation.   (a) If there shall be a total taking of the Building in condemnation proceedings or by any right of eminent domain, this Lease and the term and estate hereby granted shall terminate as of the date of taking of possession by the condemning authority and all Rent shall be prorated and paid as of such termination date. If there shall be a taking of any material (in Landlord’s reasonable judgment) portion of the Land or the Building (whether or not the Premises are affected by such taking), then Landlord may terminate this Lease and the term and estate granted hereby by giving notice to Tenant within 60 days after the date of taking of possession by the condemning authority. If there shall be a taking of the Premises of such scope (but in no event less than 20% thereof) that the untaken part of the Premises would in Tenant’s reasonable judgment be uneconomic to operate, then Tenant may terminate this Lease and the term and estate granted hereby by giving notice to Landlord within 60 days after the date of taking of possession by the condemning authority. If either Landlord or Tenant shall give a termination notice as aforesaid, then this Lease and the term and estate granted hereby shall terminate as of the date of such notice and all Rent shall be prorated and paid as of such termination date. In the event of a taking of the Premises which does not result in the termination of this Lease (i) the term and estate hereby granted with respect to the taken part of the Premises shall terminate as of the date of taking of possession by the condemning authority and all Rent shall be appropriately abated for the period from such date to the Expiration Date and (ii) Landlord shall with reasonable diligence restore the remaining portion of the Premises (exclusive of Tenant’s Property) as nearly as practicable to its condition prior to such taking.

(b)                                 In the event of any taking of all or a part of the Building, Landlord shall be entitled to receive the entire award in the condemnation proceeding, including, without limitation, any award made for the value of the estate vested by this Lease in Tenant or any value attributable to the unexpired portion of the Term, and Tenant hereby assigns to Landlord any and all right, title and interest of Tenant now or hereafter arising in or to any such award or any part thereof, and Tenant shall be entitled to receive no part of such award; provided, that nothing shall preclude Tenant from intervening in any such condemnation proceeding to claim or receive from the condemning authority any compensation to which Tenant may otherwise lawfully be entitled in such case in respect of Tenant’s Property or moving expenses, provided the same do not include any value of the estate vested by this Lease in Tenant or of the unexpired portion of the Term and do not reduce the amount available to Landlord or materially delay the payment thereof.

(c)                                  If all or any part of the Premises shall be taken for a limited period, Tenant shall be entitled, except as hereinafter set forth, to that portion of the award for such taking which represents compensation for the use and occupancy of the Premises, for the taking of Tenant’s Property and for moving expenses, and Landlord shall be entitled to that portion which represents reimbursement for the cost of restoration of the Premises. This Lease shall remain unaffected by such taking and Tenant shall continue responsible for all of its obligations under this Lease to the extent such obligations are not affected by such taking and shall continue to pay in full all Rent when due. If the period of temporary use or occupancy shall extend beyond the Expiration Date, that part of the award which represents compensation for the use and occupancy of the Premises shall be apportioned between Landlord and Tenant as of the Expiration Date. Any award for temporary use and occupancy for a period beyond the date to which the Rent has been paid shall be paid to, held and applied by Landlord as a trust fund for payment of the Rent thereafter becoming due.

(d)                                 In the event of any taking which does not result in termination of this Lease, (i) Landlord, whether or not any award shall be sufficient therefor, shall proceed with reasonable diligence to repair the remaining parts of the Building and the Premises (other than those parts of the Premises which constitute Tenant’s Property) to substantially their former condition to the extent that the same may be feasible (subject to reasonable changes which Landlord deems desirable) and so as to constitute a complete and rentable Building and Premises and (ii) Tenant, whether or not any award shall be sufficient therefor, shall proceed with reasonable diligence to repair the remaining parts of the Premises which constitute Tenant’s Property, to substantially their former condition to the extent that the same may be feasible, subject to reasonable changes which shall be deemed Alterations.

7.05                        Casualty.   (a) If the Building or the Premises shall be partially or totally damaged or destroyed by fire or other casualty (each, a “Casualty”) and if this Lease is not terminated as provided below, then (i) Landlord shall repair and restore the Building and the Premises (excluding all Fixtures and Tenant’s Property) with reasonable dispatch (but Landlord shall not be required to perform the same on an overtime or premium pay basis) after notice to Landlord of the Casualty and the collection of the insurance proceeds attributable to such Casualty and (ii) Tenant shall repair and restore in accordance with Section 4.02 all Fixtures and Tenant’s Property with reasonable dispatch after the Casualty.

(b)                                 If all or part of the Premises shall be rendered untenantable by reason of a Casualty, the Fixed Rent and the Additional Rent under Sections 2.04 and 2.05 shall be abated in the proportion that the untenantable area of the Premises bears to the total area of the Premises, for the period from the date of the Casualty to the earlier of (i) the date the Premises is made tenantable (provided, that if the Premises would have been tenantable at an earlier date but for Tenant having failed diligently to prosecute repairs or restoration, then the Premises shall be deemed to have been made tenantable on such earlier date and the abatement shall cease) or (ii) the date Tenant or any subtenant reoccupies a portion of the Premises for the ordinary conduct of business (in which case the Fixed Rent and the Additional Rent allocable to such reoccupied portion shall be payable by Tenant from the date of such occupancy). Landlord’s determination of the date the Premises is tenantable shall be controlling unless Tenant disputes same by notice to Landlord within 10 days after such determination by Landlord, and pending resolution of such dispute, Tenant shall pay Rent in accordance with Landlord’s determination. Notwithstanding the foregoing, if by reason of any act or omission by Tenant, any subtenant or any of their respective partners, directors, officers, servants, employees, agents or contractors, Landlord, any Superior Lessor or any Superior Mortgagee shall be unable to collect all of the insurance proceeds (including, without limitation, rent insurance proceeds) applicable to the Casualty, then, without prejudice to any other remedies which may be available against Tenant, there shall be no abatement of Rent. Nothing contained in this Section 7.05 shall relieve Tenant from any liability that may exist as a result of any Casualty.

(c)                                  If by reason of a Casualty (i) the Building shall be totally damaged or destroyed, (ii) the Building shall be so damaged or destroyed (whether or not the Premises are damaged or destroyed) that Landlord’s repair or restoration shall require more than 270 days or the expenditure of more than 20% percent of the full insurable value of the Building (which, for purposes of this Section 7.05(c), shall mean replacement cost less the cost of footings, foundations and other structures below the street and first floors of the Building) immediately prior to the Casualty or (iii) more than 30% of the Premises shall be damaged or destroyed (as estimated in any such case by a reputable contractor, architect or engineer designated by

Landlord), then in any such case Landlord may terminate this Lease by notice given to Tenant within 180 days after the Casualty.

(d)                                 Landlord shall not carry any insurance on any Tenant’s Property or Fixtures and shall not be obligated to repair or replace Tenant’s Property or Fixtures. Tenant shall look solely to Tenant’s insurance for recovery of any damage to or loss of Tenant’s Property or Fixtures. Tenant shall notify Landlord promptly of any Casualty in the Premises.

(e)                                  This Section 7.05 shall be deemed an express agreement governing any damage or destruction of the Premises by fire or other casualty, and Section 227 of the New York Real Property Law providing for such a contingency in the absence of an express agreement, and any other law of like import now or hereafter in force, shall have no application.

ARTICLE 8

Miscellaneous Provisions

8.01                             Notice.   All notices, demands, consents, approvals, advices, waivers or other communications which may or are required to be given by either party to the other under this Lease (each, “Notice”) shall be in writing and shall be delivered by (a) personal delivery, (b) the United States mail, certified or registered, postage prepaid, return receipt requested, or (c) a nationally recognized overnight courier, in each case addressed to the party to be notified at the address for such party specified in the first paragraph of this Lease (in the case of each Notice to Landlord to the attention of Building Management, with a copy to (i) RXR Realty, 625 RXR Plaza, Uniondale, New York 11556, Attention: Jason Barnett, Esq., Office of General Counsel and (ii) RXR Realty, 1330 Avenue of the Americas, New York, New York 10019, Attention: William Elder) or to such other place as the party to be notified may from time to time designate by at least 5 days’ notice to the notifying party. Notices from Landlord may be given by Landlord’s managing agent, if any, or by Landlord’s attorney. Each Notice shall be deemed to have been given on the date such Notice is actually received as evidenced by a written receipt therefor, and in the event of failure to deliver by reason of changed address of which no Notice was given or refusal to accept delivery, as of the date of such failure.

8.02                             Building Rules.   Tenant shall comply with, and Tenant shall cause its licensees, employees, contractors, agents and invitees to comply with, the rules of the Building set forth in Exhibit C, as the same may be reasonably modified or supplemented by Landlord from time to time for the safety, care and cleanliness of the Premises and the Building and for preservation of good order therein. Landlord shall not be obligated to enforce the rules of the Building against Tenant or any other tenant of the Building or any other party, and Landlord shall have no liability to Tenant by reason of the violation by any tenant or other party of the rules of the Building; provided, that Landlord shall not enforce the rules of the Building in a manner which discriminates against Tenant. If any rule of the Building shall conflict with any provision of this Lease, such provision of this Lease shall govern.

8.03                             Severability.   If any term or provision of this Lease, or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected, and each provision of this Lease shall be valid and shall be enforceable to the extent permitted by law.

8.04                             Certain Definitions.   (a) “Landlord” means only the owner, at the time in question, of the Building or that portion of the Building of which the Premises are a part, or of a lease of the Building or that portion of the Building of which the Premises are a part, so that in the event of any transfer or transfers of title to the Building or of Landlord’s interest in a lease of the Building or such portion of the Building, the transferor shall be and hereby is relieved and freed of all obligations of Landlord under this Lease accruing after such transfer, and it shall be deemed, without further agreement, that such transferee has assumed all obligations of Landlord during the period it is the holder of Landlord’s interest under this Lease.

(b)                                 “Landlord shall have no liability to Tenant” or words of similar import mean that Tenant is not entitled to terminate this Lease, or to claim actual or constructive eviction, partial, or total, or to receive any abatement or diminution of Rent, or to be relieved in any manner of any of its other obligations under this Lease, or to be compensated for loss or injury suffered or to enforce any other right or kind of liability whatsoever against Landlord under or with respect to this Lease or with respect to Tenant’s use or occupancy of the Premises.

(c)                                  “Unavoidable Delay” means Landlord’s inability to fulfill or delay in fulfilling any of its obligations under this Lease expressly or impliedly to be performed by Landlord (including, without limitation, Landlord’s inability to make or delay in making any repairs, additions, alterations, improvements or decorations, or Landlord’s inability to supply or delay in supplying any equipment or fixtures), if Landlord’s inability or delay is due to or arises by reason of strikes, labor troubles or by accident, or by any cause whatsoever beyond Landlord’s reasonable control, including, without limitation, Laws, other governmental actions, shortages or unavailability of labor, fuel, steam, water, electricity or materials, Tenant Delay, delays caused by other tenants or other occupants of the Building, acts of God, enemy or terrorist action, civil commotion, fire or other casualty.

8.05                             Quiet Enjoyment.   Tenant shall and may peaceably and quietly have, hold and enjoy the Premises, subject to the other terms of this Lease and to Superior Leases and Superior Mortgages, provided that Tenant pays the Fixed Rent and Additional Rent to be paid by Tenant and performs all of Tenant’s covenants and agreements contained in this Lease.

8.06                             Limitation of Landlord’s Personal Liability.   Tenant shall look solely to Landlord’s interest in the Project for the recovery of any judgment against Landlord, and no other property or assets of Landlord or Landlord’s partners, officers, directors, members, managers, shareholders or principals, direct or indirect, disclosed or undisclosed, shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease.

8.07                             Counterclaims.   If Landlord commences any summary proceeding or action for nonpayment of Rent or to recover possession of the Premises, Tenant shall not interpose any counterclaim of any nature or description in any such proceeding or action, unless Tenant’s failure to interpose such counterclaim in such proceeding or action would result in the waiver of Tenant’s right to bring such claim in a separate proceeding under applicable law.

8.08                             Survival.   All obligations and liabilities of Landlord or Tenant to the other which accrued before the expiration or other termination of this Lease and all such obligations and liabilities which by their nature or under the circumstances can only be, or by the provisions of this Lease may be, performed after such expiration or other termination, shall survive the expiration or other termination of this Lease. Without limiting the generality of the foregoing, the rights and obligations of the parties with respect to any indemnity under this Lease, and with respect to Tax Payments, Operating Payments and any other amounts payable under this Lease, shall survive the expiration or other termination of this Lease.

8.09                             Certain Remedies.   If Tenant requests Landlord’s consent and Landlord fails or refuses to give such consent, Tenant shall not be entitled to any damages for any withholding by Landlord of its consent, it being intended that Tenant’s sole remedy shall be an action for specific performance or injunction, and that such remedy shall be available only in those cases where this Lease provides that Landlord shall not unreasonably withhold its consent. No dispute relating to this Lease or the relationship of Landlord and Tenant under this Lease shall be resolved by arbitration unless this Lease expressly provides for such dispute to be resolved by arbitration.

8.10                             No Offer.   The submission by Landlord of this Lease in draft form shall be solely for Tenant’s consideration and not for acceptance and execution. Such submission shall have no binding force or effect and shall confer no rights nor impose any obligations, including brokerage obligations, on either party unless and until both Landlord and Tenant shall have executed a lease and duplicate originals thereof shall have been delivered to the respective parties.

8.11                             Captions; Construction.   The table of contents, captions, headings and titles in this Lease are solely for convenience of reference and shall not affect its interpretation. This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted. Each covenant, agreement, obligation or other provision of this Lease on Tenant’s part to be performed, shall be deemed and construed as a separate and independent covenant of Tenant, not dependent on any other provision of this Lease.

8.12                             Amendments.   This Lease may not be altered, changed or amended, except by an instrument in writing signed by the party to be charged.

8.13                             Brokers.   Each party represents to the other that such party has dealt with no broker other than the Brokers in connection with this Lease or the Building, and each party shall indemnify and hold the other harmless from and against all loss, cost, liability and expense (including, without limitation, reasonable attorneys’ fees and disbursements) arising out of any claim for a commission or other compensation by any broker other than the Brokers who alleges that it has dealt with the indemnifying party in connection with this Lease or the Building. Landlord shall enter into a separate agreement with the Brokers which provides that, if this Lease is executed and delivered by both Landlord and Tenant, Landlord shall pay to the Brokers a commission to be agreed upon between Landlord and the Brokers, subject to, and in accordance with, the terms and conditions of such agreement.

8.14                             Merger.   Tenant acknowledges that Landlord has not made and is not making, and Tenant, in executing and delivering this Lease, is not relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this Lease. This Lease embodies the entire understanding between the parties with respect to the subject matter hereof, and all prior agreements, understanding and statements, oral or written, with respect thereto are merged in this Lease.

8.15                             Successors.   This Lease shall be binding upon and inure to the benefit of Landlord, its successors and assigns, and shall be binding upon and inure to the benefit of Tenant, its successors, and to the extent that an assignment may be approved by Landlord, Tenant’s assigns.

8.16                             Applicable Law.   This Lease shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any principles of conflicts of laws.

8.17                             No Development Rights.   Tenant acknowledges that it has no rights to any development rights, air rights or comparable rights appurtenant to the Project, and consents, without further consideration, to any utilization of such rights by Landlord. Tenant shall promptly execute and deliver any instruments which may be requested by Landlord, including instruments merging zoning lots, evidencing such acknowledgment and consent. The provisions of this Section 8.1 7 shall be construed as an express waiver by Tenant of any interest Tenant may have as a “party in interest” (as such term is defined in Section 12-10 Zoning Lot of the Zoning Resolution of the City of New York) in the Project.

8.18                             Condominium.   This Lease and all rights of Tenant hereunder are and shall be subject and subordinate in all respects to any condominium declaration and any other documents (collectively, the “Declaration”) which are or shall be recorded in order to convert the Land and the improvements erected thereon to a condominium form of ownership in accordance with the provisions of Article 9-B of the Real Property Law, or any successor thereto, provided the Declaration does not include other terms which increase Tenant’s obligations (in any material respect) or decrease Tenant’s rights (in any material respect). If any such Declaration is to be recorded, Tenant, upon the request of Landlord, shall enter into an amendment of this Lease confirming such subordination and modifying the Lease in such respects as shall be necessary to conform to such condominiumization, including, without limitation, appropriate adjustments to Tenant’s Tax Share and Tenant’s Operating Share and appropriate reductions in the Operating Expenses for the Base Operating Year and the Base Tax Amount; provided, that, such amendment shall not reduce Tenant’s rights or increase Tenant’s obligations under this Lease (in either case in any material respect) or increase Tenant’s monetary obligations under the Lease.

8.19                             Embargoed Person.   Tenant represents that as of the date of this Lease, and Tenant covenants that throughout the term of this Lease: (a) Tenant is not, and shall not be, an Embargoed Person, (b) none of the funds or other assets of Tenant are or shall constitute property of, or are or shall be beneficially owned, directly or indirectly, by any Embargoed Person; (c) no Embargoed Person shall have any interest of any nature whatsoever in Tenant, with the result that the investment in Tenant (whether directly or indirectly) is or would be blocked or prohibited by law or that this Lease and performance of the obligations hereunder are or would be blocked or in violation of law and (d) none of the funds of Tenant are, or shall be derived from, any activity with the result that the investment in Tenant (whether directly or indirectly) is or would be blocked or in violation of law or that this Lease and performance of the obligations hereunder are or would be in violation of law. “Embargoed Person” means a person, entity or government (i) identified on the Specially Designated Nationals and Blocked Persons List maintained by the United States Treasury Department Office of Foreign Assets Control and/or any similar list maintained pursuant to any authorizing statute, executive order or regulation (the “List”) and/or (ii) subject to trade restrictions under United States law, including, without limitation, the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated under any such laws, with the result that the investment in Tenant (whether directly or indirectly), is or would be prohibited by law or this Lease is or would be in violation of law and/or (iii) subject to blocking, sanction or reporting under the USA Patriot Act, as amended; Executive Order 13224, as amended; Title 31, Parts 595, 596 and 597 of the U.S. Code of Federal Regulations, as they exist from time to time; and any other law or Executive Order or regulation through which the U.S. Department of the Treasury has or may come to have sanction authority. If any representation made by Tenant pursuant to this Section 8.19 shall become untrue Tenant shall within 10 days give written notice thereof to Landlord, which notice shall set forth in reasonable detail the reason(s) why such representation has become untrue and shall be accompanied by any relevant notices from, or correspondence with, the applicable governmental agency or agencies.

Tenant covenants and agrees (a) to comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect, (b) to immediately notify Landlord if any of the representations, warranties or covenants set forth in this paragraph or the preceding paragraph are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or have been breached, (c) not to use funds from any “Prohibited Person” (as such term is defined in the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) to make any payment due to Landlord under the lease and (d) at the request of Landlord, to provide such information as may be requested by Landlord to determine Tenant’s compliance with the terms hereof. Tenant hereby acknowledges and agrees that Tenant’s inclusion on the List at any time during the term of the lease shall be a default hereunder. Notwithstanding anything herein to the contrary, Tenant shall not permit the Premises or any portion thereof to be used or occupied by any person or entity on the List or by any Embargoed Person (on a permanent, temporary or transient basis), and any such use or occupancy of the Premises by any such person or entity shall be a default under this lease. Tenant hereby agrees to provide Landlord at any time and from time to time, within three (3) days after request, a list of all members, officers, directors, partners, principals and shareholders of Tenant (and any subtenant, assignee, other permitted occupant and guarantor of this lease).

8.20                        Counterparts. This Lease may be executed in counterparts each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.

8.21                        Tax Status of Beneficial Owner. Tenant recognizes and acknowledges that Landlord and/or certain beneficial owners of Landlord may from time to time qualify as real estate investment trusts pursuant to Sections 856, et seq. of the Internal Revenue Code and that avoiding (a) the loss of such status, (b) the receipt of any income derived under any provision of this Lease that does not constitute “rents from real property” (in the case of real estate investment trusts), and (c) the imposition of income, penalty or similar taxes (each an “Adverse Event”) is of material concern to Landlord and such beneficial owners. In the event that this Lease or any document contemplated hereby could, in the opinion of counsel to Landlord, result in or cause an Adverse Event, Tenant agrees to cooperate with Landlord in negotiating an amendment or modification thereof and shall at the request of Landlord execute and deliver such documents reasonably required to effect such amendment or modification. Any amendment or modification pursuant to this Section 8.21 shall be structured so that the economic results to Landlord and Tenant shall be substantially similar to those set forth in this Lease without regard to such amendment or modification. Without limiting any of Landlord’s other rights under this Section  8.21, Landlord may waive the receipt of any amount payable to Landlord hereunder and such waiver shall constitute an amendment or modification of this Lease with respect to such payment. Tenant expressly covenants and agrees not to enter into any sublease or assignment which provides for rental or other payment for such use, occupancy, or utilization based in whole or in part on the net income or profits derived by any person from the property leased, used, occupied, or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales), and that any such purported sublease or assignment shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy, or utilization of any part of the Premises..

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first written above.

Landlord:	RXR HB OWNER LLC

	By:	/s/ Richard J. Conniff
Name: Richard J. Conniff
Title: Authorized Person

Tenant:	Y-MABS THERAPEUTICS, INC.

	By:	/s/ Thomas Gad
Name: Thomas Gad
Title: Exec.Chairman, President

Tenant’s Federal Tax I.D. No.:	47-4619612

EXHIBIT A

OMITTED

A-1

EXHIBIT B

FLOOR PLAN

This floor plan below is solely to indicate the Premises by the shading. All areas, conditions, dimensions and locations are approximate.

B-1

EXHIBIT C

RULES AND REGULATIONS

1.                                 The rights of each tenant in the entrances, corridors, elevators and escalators servicing the Building are limited to ingress and egress from such tenant’s premises for the tenant and its employees, licensees and invitees, and no tenant shall use, or permit the use of, the entrances, corridors, escalators or elevators for any other purpose. No tenant shall invite to the tenant’s premises, or permit the visit of, persons in such numbers or under such conditions as to interfere with the use and enjoyment of any of the plazas, entrances, corridors, escalators, elevators and other facilities of the Building by any other tenants. Fire exits and stairways are for emergency use only, and they shall not be used for any other purpose by the tenants, their employees, licensees or invitees. No tenant shall encumber or obstruct, or permit the encumbrance or obstruction of, any of the sidewalks, plazas, entrances, corridors, escalators, elevators, fire exits or stairways of the Building. Landlord reserves the right to control and operate the public portions of the Building and the public facilities, as well as facilities furnished for the common use of the tenants, in such manner as it in its reasonable judgment deems best for the benefit of the tenants generally.

2.                                 Landlord may refuse admission to the Building outside of Business Hours on Business Days to any person not known to the watchman in charge or not having a pass issued by Landlord or the tenant whose premises are to be entered or not otherwise properly identified, and Landlord may require all persons admitted to or leaving the Building to provide appropriate identification. Tenant shall be responsible for all persons for whom it issues any such pass and shall be liable to Landlord for all acts or omissions of such persons. Any person whose presence in the Building at any time shall, in the judgment of Landlord, be prejudicial to the safety, character or reputation of the Building or of its tenants may be ejected therefrom. During any invasion, riot, public excitement or other commotion, Landlord may prevent all access to the Building by closing the doors or otherwise for the safety of the tenants and protection of property in the Building.

3.                                 Only Landlord or persons reasonably approved by Landlord shall be permitted to furnish to the Premises ice, drinking water, food, beverage, linen, towel, barbering, bootblacking, floor polishing, cleaning or other similar services.

4.                                 No awnings or other projections shall be attached to the outside walls of the Building. No curtains, blinds, shades or screens which are different from the standards adopted by Landlord for the Building shall be attached to or hung in, or used in connection with, any exterior window or door of the premises of any tenant, without the prior written consent of Landlord. Such curtains, blinds, shades or screens must be of a quality, type, design and color, and attached in the manner approved by Landlord, which approval shall not be unreasonably withheld.

5.                                 No lettering, sign, advertisement, notice or object shall be displayed in or on the exterior windows or doors, or on the outside of any tenant’s premises, or at any point inside any tenant’s premises where the same might be visible outside of such premises, without the prior written consent of Landlord. In the event of the violation of the foregoing by any tenant, Landlord may remove the same without any liability, and may charge the expense incurred in such removal to the tenant violating this rule. Interior signs, elevator cab designations and lettering on doors and the Building directory shall, if and when approved by Landlord, be inscribed, painted or affixed for each tenant by Landlord at the expense of such tenant, and shall be of a size, color and style reasonably acceptable to Landlord.

6.                                 The sashes, sash doors, skylights, windows and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by any tenant, nor shall any bottles, parcels or other articles be placed on the window sills or on the peripheral air conditioning enclosures, if any.

7.                                 No showcases or other articles shall be put in front of or affixed to any part of the exterior of the Building, nor placed in the halls, corridors or vestibules.

8.                                 No vehicles (other than bicycles in accordance with Landlord’s rules therefor), animals, fish or birds of any kind (other than service animals permitted in accordance with applicable Laws) shall be brought into or kept in or about the premises of any tenant or the Building.

9.                                 No noise, including, without limitation, music or the playing of musical instruments, recordings, radios or television, which, in the reasonable judgment of Landlord, might disturb other tenants in the Building, shall be made or permitted by any tenant. Nothing shall be done or permitted in the premises of any tenant which would impair or interfere with the use or enjoyment by any other tenant of any space in the Building.

10.                          No tenant, nor any tenant’s contractors, employees, agents, visitors or licensees, shall at any time bring into or keep upon the premises or the Building any inflammable, combustible, explosive, or otherwise hazardous or dangerous fluid, chemical, substance or material.

11.                          Additional locks or bolts of any kind which shall not be operable by the Grand Master Key for the Building shall not be placed upon any of the doors or windows by any tenant, nor shall any changes be made in locks or the mechanism thereof which shall make such locks inoperable by said Grand Master Key. Additional keys for a tenant’s premises and toilet rooms shall be procured only from Landlord who may make a reasonable charge therefor. Each tenant shall, upon the termination of its tenancy, turn over to Landlord all keys of stores, offices and toilet rooms, either furnished to, or otherwise procured by, such tenant, and in the event of the loss of any keys furnished by Landlord, such tenant shall pay to Landlord the cost thereof.

12.                          All removals, or the carrying in or out of any safes, freight, furniture, packages, boxes, crates or any other object or matter of any description must take place during such hours and in such elevators, and in such manner as Landlord or its agent may reasonably determine from time to time. The persons employed to move safes and other heavy objects shall be reasonably acceptable to Landlord and, if so required by law, shall hold a Master Rigger’s license. Arrangements will be made by Landlord with any tenant for moving large quantities of furniture and equipment into or out of the Building. All labor and engineering costs incurred by

Landlord in connection with any moving specified in this rule, including a reasonable charge for overhead shall be paid by tenant to Landlord, on demand.

13.                          Landlord reserves the right to inspect all objects and matter to be brought into the Building and to exclude from the Building all objects and matter which violate any of these Rules and Regulations or the lease of which this Exhibit is a part. Landlord may require any person leaving the Building with any package or other object or matter to submit a pass, listing such package or object or matter, from the tenant from whose premises the package or object or matter is being removed, but the establishment and enlargement of such requirement shall not impose any responsibility on Landlord for the protection of any tenant against the removal of property from the premises of such tenant. Landlord shall in no way be liable to any tenant for damages or loss arising from the admission, exclusion or ejection of any person to or from the premises or the Building under the provisions of this Rule or of Rule 2 hereof.

14.                          No tenant shall occupy or permit any portion of its premises to be occupied as an office for a public stenographer or public typist, or for the possession, storage, manufacture, or sale of liquor, narcotics, dope, tobacco in any form, or as a barber, beauty or manicure shop, or as a school. No tenant shall use, or permit its premises or any part thereof to be used, for manufacturing, or the sale at retail or auction of merchandise, goods or property of any kind.

15.                          Landlord shall have the right to prohibit any advertising or identifying sign by any tenant which, in Landlord’s reasonable judgment, tends to impair the reputation of the Building or its desirability as a building for others, and upon written notice from Landlord, such tenant shall refrain from and discontinue such advertising or identifying sign.

16.                          Landlord shall have the right to prescribe the weight and position of safes and other objects of excessive weight, and no safe or other object whose weight exceeds the lawful load for the area upon which it would stand shall be brought into or kept upon any tenant’s premises. If, in the reasonable judgment of Landlord, it is necessary to distribute the concentrated weight of any heavy object, the work involved in such distribution shall be done at the expense of the tenant and in such manner as Landlord shall determine.

17.                          No machinery or mechanical equipment other than ordinary portable business machines may be installed or operated in any tenant’s premises without Landlord’s prior written consent which consent shall not be unreasonably withheld or delayed, and in no case (even where the same are of a type so excepted or as so consented to by Landlord) shall any machines or mechanical equipment be so placed or operated as to disturb other tenants; but machines and mechanical equipment which may be permitted to be installed and used in a tenant’s premises shall be so equipped, installed and maintained by such tenant as to prevent any disturbing noise, vibration or electrical or other interference from being transmitted from such premises to any other area of the Building.

18.                          Landlord, its contractors, and their respective employees shall have the right to use, without charge therefor, all light, power and water in the premises of any tenant while cleaning or making repairs or alterations in the premises of such tenant.

19.                          No premises of any tenant shall be used for lodging of sleeping or for any immoral or illegal purpose.

20.                          The requirements of tenants will be attended to only upon application at the office of the Building. Employees of Landlord shall not perform any work or do anything outside of their regular duties, unless under special instructions from Landlord.

21.                          Canvassing, soliciting and peddling in the Building are prohibited and each tenant shall cooperate to prevent the same.

22.                          Tenant shall not cause or permit any unusual or objectionable fumes, vapors or odors to emanate from the Premises which would annoy other tenants or create a public or private nuisance. No cooking shall be done in the Premises except as is expressly permitted in the Lease.

23.                          Nothing shall be done or permitted in any tenant’s premises, and nothing shall be brought into or kept in any tenant’s premises, which would impair or interfere with any of the Building’s services or the proper and economic heating, ventilating, air conditioning, cleaning or other servicing of the Building or the premises, or the use or enjoyment by any other tenant of any other premises, nor shall there be installed by any tenant any ventilating, air conditioning, electrical or other equipment of any kind which, in the reasonable judgment of Landlord, might cause any such impairment or interference.

24.                          No acids, vapors or other materials shall be discharged or permitted to be discharged into the waste lines, vents or flues of the Building which may damage them. The water and wash closets and other plumbing fixtures in or serving any tenant’s premises shall not be used for any purpose other than the purposes of which they were designed or constructed, and no sweepings, rubbish, rags, acids or other foreign substances shall be deposited therein. All damages resulting from any misuse of the fixtures shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensees shall have, caused the same. Any cuspidors or containers or receptacles used as such in the premises of any tenant, or for garbage or similar refuse, shall be emptied, cared for and cleaned by and at the expense of such tenant.

25.                          All entrance doors in each tenant’s premises shall be left locked and all windows shall be left closed by the tenant when the tenant’s premises are not in use. Entrance doors shall not be left open at any time. Each tenant, before closing and leaving its premises at any time, shall turn out all lights.

26.                          Hand trucks not equipped with rubber tires and side guards shall not be used within the Building.

27.                          All windows in each tenant’s premises shall be kept closed, and all blinds therein above the ground floor shall be lowered as reasonably required because of the position of the sun, during the operation of the Building air-conditioning system to cool or ventilate the tenant’s premises. If Landlord shall elect to install any energy saving film on the windows of the Premises or to install energy saving windows in place of the present windows, tenant shall cooperate with the reasonable requirements of Landlord in connection with such installation and thereafter the maintenance and replacement of the film and/or windows and permit Landlord to have access to the tenant’s premises at reasonable times during Business Hours to perform such work.

28.                          If the Premises be or become infested with vermin as a result of the use or any misuse or neglect of the Premises by Tenant, its agents, employees, visitors or licensees, Tenant shall at Tenant’s expense cause the same to be exterminated from time to time to the reasonable satisfaction of Landlord and shall employ such exterminators and such exterminating company or companies as shall be designated by Landlord, or if none is so designated as reasonably approved by Landlord.

29.                          To the extent there is a conflict between the provisions contained in the Lease or this Exhibit C annexed thereto, the provisions of the Lease shall govern and control.

EXHIBIT D

STANDARD CLEANING SPECIFICATIONS

OFFICES AND OTHER TENANT AREAS

Cleaning and additional cleaning operations shall be scheduled so that an absolute minimum number of lights are to be left on at all times. Upon completion of the cleaning, all lights must be turned off. All doors shall be closed and locked if applicable.

Nightly

•                                     Litter shall be removed from all floor surfaces. All carpeting and rugs are to be vacuum-cleaned using an approved rotary-type vacuum cleaner one time per week.

•                                     Dust all furniture nightly.

•                                     Remove regular office trash from office areas and bring to the central collection point.

•                                     Damp-wipe all telephones as necessary with approved cleaner/disinfectant.

•                                     Keep slop sink clean and polished. Janitorial rooms are to be kept in a neat and orderly condition at all times.

•                                     Clean all water fountains and coolers. Remove all fingerprints from all painted surfaces near light switches and entrance doors.

Weekly

•                                     Dust all baseboards, accessible convector covers/sills and chair rails.

Monthly

•                                     All stone, ceramic tiles, marble, terrazzo and other un-waxed flooring to be swept, dusted and washed once a month.

•                                     All linoleum, vinyl, rubber VCT tile and other similar types of flooring to be swept monthly using approved dust-down preparation.

Quarterly

•                                     Dust all picture frames, charts and similar hangings that are not reached in nightly cleaning.

•                                     Dust all air conditioning louvers, grills, etc. not reached in nightly cleaning.

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BASE BUILDING LAVATORIES

Nightly

•                                     Scour, wash and disinfect all toilet seats (both sides) basins, bowls and urinals throughout.

•                                     Sweep and wash all lavatory floors using proper cleaner/disinfectants.

•                                     Wash all mirrors, powder shelves, bright work and enameled surfaces in all lavatories.

•                                     Hand dust, washing where necessary, all partitions, dispensers, and receptacles in all lavatories and rest rooms.

•                                     Empty waste, wipe clean and polish all receptacles and remove paper to designated areas.

•                                     Fill soap dispensers systems.

•                                     Supply and service all disposable paper product dispensers.

•                                     Empty and clean sanitary disposal receptacles.

•                                     Clean and wash all receptacles and dispensers with a cleaning/disinfectant solution

•                                     Remove fingerprint marks from painted surfaces.

Weekly

•                                     Machine scrub floors once a month.

•                                     Hand-dust, clean, and wash all tile walls.

•                                     High dusting, which will include lights, walls and grilles.

WINDOW CLEANING

•                                     Wash all interior and exterior building glass three times per year.

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EXHIBIT E

LANDLORD’S WORK

1.                                      Landlord will deliver the Premises broom clean, free of construction materials related to facade repairs and with interior walls, as applicable, in the Premises repaired as needed and painted pursuant to standards adopted by Landlord for the Building (“Landlord’s Work”). Landlord does not represent, warrant or guaranty that Landlord shall achieve Substantial Completion of Landlord’s Work by any specific date, and the failure by Landlord, for any reason whatsoever, to achieve Substantial Completion of Landlord’s Work by any specific date, shall not (i) give rise to any liability or obligation of Landlord to Tenant, (ii) entitle Tenant to any compensation, abatement or diminution of Rent, and (iii) except as expressly set forth in this Lease, relieve Tenant from any of its obligations under this Lease or otherwise give rise to any rights of Tenant as against Landlord or with respect to this Lease.

2.                                      If Landlord shall be delayed in Substantially Completing Landlord’s Work as a result of any act, neglect, failure or omission of Tenant, its agents, employees, contractors or sub-contractors, including, without limitation, any of the following, such delay shall be deemed a “Tenant Delay”:

(i)                                     Tenant’s failure to cooperate with Landlord, Landlord’s agent, the contractor, architect and all other parties involved in Landlord’s Work;

(ii)                                  Tenant’s request for any change, addition or modification in Landlord’s Work;

(iii)                               Tenant’s failure to pay to Landlord any monies required to be paid pursuant to this Lease within the time period set forth therein;

(iv)                              Tenant’s request for materials, finishes or installations that are not readily available at the time Landlord is ready to install same;

(v)                                 The performance of work by a person, firm or corporation employed by Tenant and delays in the completion of the said work by said person, firm or corporation;

(vi)                              Any delay which results from any act or omission of Tenant or Tenant’s employees, agents or contractors, and;

(vii)                           Any other failure by Tenant to comply with its obligations under the Lease.

3.                                      Notwithstanding any other provision of this Exhibit E and/or the Lease, if the Substantial Completion Date shall be delayed by reason of a Tenant Delay or Unavoidable Delay, the Landlord’s Work shall be deemed Substantially Completed as of the date that the Landlord’s Work would have been substantially completed but for any such Tenant Delay or

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Unavoidable Delay and there shall not be any postponement of the Commencement Date or Rent Commencement Date or any other rent abatement or monetary concession whatsoever on account of such Tenant Delay or Unavoidable Delay.

4.                                      The date that Landlord Substantially Completes Landlord’s Work shall be deemed the “Substantial Completion Date.” For the purposes of this Lease and this Exhibit E, the terms “Substantial Completion”, “Substantially Completed” and “Substantially Complete” shall mean that, with the exception of (i) minor details of construction, mechanical adjustments or decoration which do not materially interfere with Tenant’s use of the Premises, and (ii) items of work which, in accordance with good construction practice, should be completed after the completion of other work to be performed by Tenant in the Premises (collectively, “Punch List Items”), Landlord’s Work shall have been completed. Landlord shall use reasonable efforts, subject to Unavoidable Delays and/or Tenant Delays and without any obligation to use overtime or premium labor, to Substantially Complete Landlord’s Work by March 15, 2018.

5.                                      In addition to (and not a part of) Landlord’s Work, Landlord shall provide and install in the pantry in the Premises, with reasonable promptness after the Commencement Date and provided Tenant is not in default under this lease after notice and expiration of applicable cure periods, a Building standard dishwasher and countertop microwave.

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EXHIBIT F

OMITTED

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EXHIBIT G

FORM OF LETTER OF CREDIT

[LETTERHEAD OF ISSUING BANK]

Irrevocable Letter of Credit No.

AMOUNT: [$ ] ISSUANCE DATE: EXPIRATION DATE: [ONE YEAR FROM ISSUANCE]

BENEFICIARY:

RXR HB Owner LLC

c/o RXR Realty LLC

625 RXR Plaza

Uniondale, New York 11556

Attention: Tom Carey, Corporate Controller

Re: IRREVOCABLE LETTER OF CREDIT
Applicant’s Name: [Name of Tenant]
Property Address:

Ladies and Gentlemen:

We hereby establish in your favor our Irrevocable Letter of Credit No.            , in the amount of [                      ], which is unconditionally available for payment by your draft at sight.

It is a condition of this Letter of Credit that it shall be deemed to be automatically extended for a period of one (1) year from the present or any future expiration date unless we shall notify you by written notice mailed by certified mail, return receipt requested, at least 60 days prior to such expiration date that we elect not to renew for such additional period. In the event we elect not to renew, the amount of this Letter of Credit is available for payment of your draft credit at sight.

We hereby engage with you that your drawings in conformity with the terms of this Letter of Credit will be duly honored upon presentation of your sight draft in the form of Exhibit A attached hereto at our office at [                         , New York, New York] and will be honored on the Banking Day (as hereinafter defined) received if presented at such office prior to 2:00 P.M. All drafts presented at such office after 2:00 P.M. will be duly honored on the next Banking Day. For the purposes hereof, “Banking Day” means a day of the year on which banks in New York, New York are not required or authorized, by applicable law, to close.

This Letter of Credit is payable in multiple drafts and may be transferred by you without charge to you. Any transfer charges are for the account of the Applicant and the receipt

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of such charges shall not be a condition of transfer. Partial drawings hereunder shall be permitted.

Transfer of this Letter of Credit by you is subject to our receipt of your notice of transfer annexed hereto as Exhibit B. Successive transfers shall be permitted.

If a demand for payment made by you hereunder does not, in any instance, conform to the terms and conditions hereof, we will notify you on the day of presentation by email to tcarey@rxrrealty.com (Tom Carey) stating the reasons therefor and advising you that we are holding the documents presented at your disposal or are returning them to you, as you may elect by notice to us in writing. Upon being notified that the purported presentation was not effected in conformity with this Letter of Credit, you may attempt to correct any such nonconforming demand for payment.

Except as expressly stated herein, this undertaking is not subject to any agreements, requirements or qualifications. Our obligation under this Letter of Credit is our individual obligation and is in no way contingent upon reimbursement with respect thereto, or upon our ability to perfect any lien, security interest or any other reimbursement. This Letter of Credit is not subject to offset of any kind by the Issuer, whether for claims against you, the Applicant or any other person or entity, regardless of how such claims arise. This Letter of Credit may not be revoked or amended without your written approval and shall remain in full force and effect until it expires in accordance with the terms hereof

If Applicant becomes a debtor in a case under title 11 of the United States Code (the “Bankruptcy Code”), or in any other insolvency or similar proceeding, the obligations of Issuer to You hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended, stayed, terminated or otherwise affected by reason thereof or by reason of any provisions of the Bankruptcy Code (including, but not limited to, sections 362 and 502(b) of the Bankruptcy Code), or the provisions of any other insolvency or similar law.

Except as set forth herein, this Letter of Credit is subject to the International Standby Practices–ISP98, International Chamber of Commerce Publication 590 (“ISP”) and as to matters not governed by the ISP, shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles.

Sincerely yours,

[ BANK]

By
Its:

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EXHIBIT A TO LETTER OF CREDIT

For value received

Pay at sight by wire transfer in immediately available funds to                                        the sum of U.S.                      Dollars ($           ) drawn under Irrevocable Letter of Credit No.                                       dated                                   , 201     issued by                               .

To: [Issuer Of Letter Of Credit]

New York, New York

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